UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.     )

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AGCO CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 26, 2007

The Annual Meeting of Stockholders of AGCO Corporation will be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, on Thursday, April 26, 2007, at 9:00 a.m., local time, for the following purposes:

1. To elect four directors to serve for the ensuing three years or until their successors have been duly elected and qualified;

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2007; and

3. To transact any other business that may properly be brought before the meeting.

The Board of Directors has fixed the close of business on March 16, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A list of stockholders as of the close of business on March 16, 2007 will be available for examination by any stockholder at the Annual Meeting itself as well as for a period of ten days prior to the Annual Meeting at our offices at the above address during normal business hours.

We urge you to mark and execute your proxy card and return it promptly in the enclosed envelope. In the event you are able to attend the meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

STEPHEN D. LUPTON
Corporate Secretary

Atlanta, Georgia
March 29, 2007

INFORMATION REGARDING PROXIES
VOTING SHARES
PROPOSAL NUMBER 1 ELECTION OF DIRECTORS
DIRECTORS CONTINUING IN OFFICE
BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD
2006 DIRECTOR COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PROPOSAL NUMBER 2 RATIFICATION OF COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007
OTHER BUSINESS
PRINCIPAL HOLDERS OF COMMON STOCK
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
2006 SUMMARY COMPENSATION TABLE
2006 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006
OPTION EXERCISES AND STOCK VESTED IN 2006
PENSION BENEFITS
2006 PENSION BENEFITS TABLE
OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT TO STOCKHOLDERS
ANNUAL REPORT ON FORM 10-K
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDERS’ PROPOSALS

AGCO CORPORATION

PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
April 26, 2007

INFORMATION REGARDING PROXIES

This proxy solicitation is made by the Board of Directors of AGCO Corporation, which has its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096. By signing and returning the enclosed proxy card, you authorize the persons named as proxies on the proxy card to represent you and vote your shares.

If you attend the meeting, you may vote by ballot. If you are not present at the meeting, your shares can be voted only when represented by a proxy. You may indicate a vote in connection with the election of directors and the ratification of the appointment of the independent registered public accounting firm and your shares will be voted accordingly. If you indicate a preference to abstain from voting, no vote will be recorded. You may withhold your vote from any nominee for director by marking the “Withhold” box across from his name on the proxy card. You may revoke your proxy before balloting begins by notifying the Corporate Secretary in writing at 4205 River Green Parkway, Duluth, Georgia 30096. In addition, any proxy card signed and returned by you may be revoked at any time before it is voted by signing and duly delivering a proxy card bearing a later date or by attending the meeting and voting in person. If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares in favor of all of the four nominees described below.

The enclosed form of proxy card is solicited by the Board of Directors of the Company, and the cost of solicitation of proxy cards will be borne by the Company. In order to ensure that a quorum is represented by proxies at the meeting, proxy solicitation also may be made personally or by telephone by officers or employees of the Company, without added compensation. The Company will reimburse brokers, custodians and nominees for their expenses in forwarding proxy material to beneficial owners. The Company may retain an outside firm to aid in the solicitation of proxy cards, the cost of which the Company expects would not exceed $25,000.

This proxy statement and form of proxy card are first being sent to stockholders on or about March 29, 2007. The Company’s 2006 Annual Report to its stockholders and its Annual Report on Form 10-K for 2006 also are enclosed and should be read in conjunction with the matters set forth herein.

VOTING SHARES

Only stockholders of record as of the close of business on March 16, 2007 are entitled to notice of and to vote at the Annual Meeting. On March 16, 2007, the Company had outstanding 91,462,609 shares of Common Stock, each of which is entitled to one vote on each matter coming before the meeting. No cumulative voting rights exist, and dissenters’ rights for stockholders are not applicable to the matters being proposed.

Quorum Requirement

A quorum of the Company’s stockholders is necessary to hold a valid meeting. The Company’s By-Laws provide that a quorum is present if a majority of the outstanding shares of Common Stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting who also will determine whether a quorum is present for the transaction of business. Abstentions and broker “non-votes” will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary for the Election of Directors

Directors are elected by a plurality of the shares of Common Stock actually voted (in person or by proxy) at the Annual Meeting. Withheld votes and abstentions have no effect. Under the New York Stock Exchange, Inc.

(“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares with respect to the election of directors even if your broker does not receive voting instructions from you.

Vote Necessary for the Ratification of the Appointment of Independent Registered Public Accounting Firm

The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2007 will be approved if a majority of the number of shares of the Company’s Common Stock that are present (in person or by proxy) at the Annual Meeting and entitled to vote thereon are voted in favor of ratification. Abstentions will be counted in determining the minimum number of affirmative votes required for approval and, accordingly, will have the effect of a vote against ratification. Broker non-votes will not be counted as votes for or against ratification.

Other Matters

With respect to any other matter that may properly come before the Annual Meeting for stockholder consideration, a matter will be approved if a majority of the number of shares of the Company’s Common Stock that are present (in person or by proxy) at the Annual Meeting and entitled to vote thereon are voted in favor of the matter. Abstentions will be counted in determining the minimum number of affirmative votes required for approval thereof and, accordingly, will have the effect of a vote against any such matter. Broker non-votes will not be counted as votes for or against other matters presented for stockholder consideration.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

The Board is divided into three classes of directors, designated Class I, Class II and Class III, with each class as nearly equal in number as possible to the other two classes. The three classes serve staggered three-year terms. Stockholders annually elect directors of one of the three classes to serve for three years or until their successors have been duly elected and qualified. At the Annual Meeting, stockholders will elect four directors to serve as Class III directors. The Nominating and Corporate Governance Committee has recommended, and the Board of Directors has nominated, the four individuals named below to serve as Class III directors until the Annual Meeting in 2010 or until their successors have been duly elected and qualified.

The following is a brief description of the business experience of each of the four nominees for Class III directorship:

W. Wayne Booker, age 72, has been a director of the Company since October 2000. Mr. Booker served as Vice Chairman of Ford Motor Company from 1996 until his retirement in 2002. In addition, Mr. Booker was a Vice President of Ford from 1989 until 2001. Prior to his retirement, Mr. Booker served on the boards of several international councils, including the US-China Business Council, the National Committee on US-China Relations, the National Center for APEC and the US-Thailand Business Council. Mr. Booker also serves on the Board of Koc Holding A.S.

Francisco R. Gros, age 64, has been a director of the Company since October 2006. Mr. Gros has been President and Chief Executive Officer of Fosfertil, a company involved in the chemical, fertilizer and logistics industries in Brazil, since 2003. In addition, Mr. Gros was President and Chief Executive Officer of Petróleo Brasileiro S.A. from January 2002 to December 2002, and President and Chief Executive Officer of the Brazilian Development Bank from 2000 to December 2001. Previously, Mr. Gros was also a Managing Director of Morgan Stanley from 1993 to 2000, and was Governor of the Central Bank on two occasions, in 1987 and from 1991 to 1992. Mr. Gros is also the Chairman of the Board for Lojas Renner S.A. and serves on the Boards of Globex Utilidades S.A., Ocean Wilson Holdings, Energias do Brasil S.A. and Farmasa S.A.

Gerald B. Johanneson, age 66, has been a director of the Company since April 1995. Until his retirement in 2003, Mr. Johanneson had been President and Chief Executive Officer of Haworth, Inc. since 1997. He served as

President and Chief Operating Officer of Haworth, Inc. from 1994 to 1997 and as Executive Vice President and Chief Operating Officer from 1988 to 1994. Mr. Johanneson currently serves on the Board of Haworth, Inc.

Curtis E. Moll, age 67, has been a director of the Company since April 2000. Mr. Moll has been Chairman of the Board and Chief Executive Officer of MTD Products, Inc., a global manufacturing corporation, since 1980. He joined MTD Products as a project engineer in 1963. Mr. Moll is also Chairman of the Board of Shiloh Industries and serves on the Boards of Cleveland Advanced Manufacturing Program, Inc. and the Sherwin-Williams Company.

The four nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting shall become directors at the conclusion of the tabulation of votes.

The Board of Directors recommends a vote FOR the nominees set forth above.

DIRECTORS CONTINUING IN OFFICE

The seven individuals named below are now serving as directors of the Company with terms expiring at the Annual Meetings in 2008 and 2009, as indicated.

Directors who are continuing in office as Class I directors whose terms expire at the Annual Meeting in 2008 are listed below:

Herman Cain, age 61, has been a director of the Company since December 2004. Mr. Cain also has served as the Chairman of T.H.E. New Voice, a leadership and consulting firm that he founded, since 2004. Prior to that, he was the Chairman of The Federal Reserve Bank of Kansas City from 1995 to 1996, and a Member from 1992 to 1994. Mr. Cain served as the Chief Executive Officer and President of the National Restaurant Association from 1997 to 1999 and as Chairman and Chief Executive Officer of Godfather’s Pizza, Inc. from 1988 to 1996. From 1977 to 1988, Mr. Cain served in various positions with The Pillsbury Company and Burger King Corporation.

Wolfgang Deml, age 61, has been a director of the Company since February 1999. Since 1991, Mr. Deml has been President and Chief Executive Officer of BayWa Corporation, a trading and services company located in Munich, Germany. Mr. Deml is also currently a member of the Supervisory Board of MAN Nutzfahrzeuge AG and the Chairman of the Supervisory Board of VK Mühlen AG.

David E. Momot, age 69, has been a director of the Company since August 2000. Over his 30-year career with General Electric, Mr. Momot served in various manufacturing and general management positions. Most recently, from 1991 to 1997, Mr. Momot held various executive positions at General Electric including Vice President — European Operations G.E. Lighting, President and Chief Executive Officer — BG Automotive Motors, Inc. and, most recently, Vice President and General Manager — Industrial Drive Motors and Generators. Mr. Momot has served on the executive board of the Boy Scouts of America, on various Chambers of Commerce at local and state levels and on several YMCA and church boards.

Martin Richenhagen, age 54, has been Chairman of the Board of Directors since August 2006, a director since March 2004 and has served as President and Chief Executive Officer of the Company since July 2004. From 2003 to 2004, Mr. Richenhagen was Executive Vice President of Forbo International SA, a flooring material business based in Switzerland. From 1998 to 2002, Mr. Richenhagen was Group President of Claas KgaA mbH, a global farm equipment manufacturer and distributor. From 1995 to 1998, Mr. Richenhagen was Senior Executive Vice President for Schindler Deutschland Holdings GmbH, a worldwide manufacturer and distributor of elevators and escalators.

Directors who are continuing in office as Class II directors whose terms expire at the Annual Meeting in 2009 are listed below:

P. George Benson, Ph.D, age 60, has been a director of the Company since December 2004. Mr. Benson is currently President of the College of Charleston, serving in that position since February 2007, and has been a member of the Board of Directors and Audit Committee Chair for Nutrition 21, Inc., respectively, since 1998 and 2002. He also has been a member of the Board of Directors of Crawford & Company (Atlanta, Georgia) since September 2005 and the National Bank of South Carolina since February 2007. Mr. Benson was a judge for the Malcom Baldridge National Quality Award from 1997 to 2000 and recently completed a three-year term on the

Board of Overseers for the Baldridge Award. He was Chairman of the Board of Overseers for the past two years and was elected to the Board of Directors of the Foundation for the Baldridge Award in March 2007. From 1998 to 2006, he served as Dean of the Terry College of Business at the University of Georgia. From 1993 to 1998, Mr. Benson served as Dean of the Rutgers Business School at Rutgers University. Prior to that, Mr. Benson was on the faculty of the Carlson School of Management at the University of Minnesota from 1977 to 1993, where he served as Director of the Operations Management Center from 1992 to 1993 and head of the Decision Sciences Area from 1983 to 1988.

Gerald L. Shaheen, age 62, has been a director of the Company since October 2005. Mr. Shaheen is currently a Group President of Caterpillar Inc., serving in that position since 1998. Since joining Caterpillar in 1967, Mr. Shaheen has held numerous marketing and general management positions, both in the United States and Europe. Mr. Shaheen is also a Board member and Chairman of the Board of Trustees of Bradley University and the U.S. Chamber of Commerce, as well as a Board member of the Association of Equipment Manufacturers, the National Chamber Foundation and the Mineral Information Institute, Inc. He also serves on the Board of Directors of National City Corporation, where he chairs the Nominating and Board of Directors Governance Committee, and on the Board of Trustees of the National Multiple Sclerosis Society, Greater Illinois Chapter, and Peoria NEXT.

Hendrikus Visser, age 62, has been a director of the Company since April 2000. Mr. Visser is Chairman of Bever Holding N.V. and Royal Huisman Shipyards N.V., and serves on the boards of Sovion N.V. and Friesland Bank N.V. Foundation OPG N.V. He was the Chief Financial Officer of NUON N.V. and has served on the boards of major international corporations and institutions including Rabobank Nederland, the Amsterdam Stock Exchange, Amsterdam Institute of Finance and De Lage Landen.

BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

During 2006, the Board of Directors held six meetings. The Company holds executive sessions of its non-management directors at each meeting of its Board of Directors. Mr. Johanneson currently presides over those meetings as Lead Director. The Company encourages stockholders and other interested persons to communicate with Mr. Johanneson and the other members of the Board of Directors. Any person who wishes to communicate with a particular director or the Board of Directors as a whole, including the Lead Director or any independent director, may send such correspondence to Stephen Lupton, Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096. Such correspondence should indicate interest in the Company and clearly specify whether it is intended to be forwarded to the entire Board of Directors or to one or more particular directors. Mr. Lupton will forward all correspondence satisfying these criteria.

In accordance with the rules of the NYSE, the Company’s Board of Directors has adopted categorical standards to assist it in making determinations of its directors’ independence. The Board of Directors has determined that in order to be considered independent, a director must not:

•	be an employee of the Company or have an “immediate family member,” as that term is defined in the General Commentary to Section 303A.02(b) of the NYSE rules, who is an executive officer of the Company at any time during the preceding three years;

•	receive or have an immediate family member who receives or solely own any business that receives during any twelve-month period within the preceding three years direct compensation from the Company or any subsidiary or other affiliate in excess of $100,000, other than for director and committee fees and pension or other forms of deferred compensation for prior service to the Company or, solely in the case of an immediate family member, compensation for services to the Company as a non-executive employee;

•	be a current partner or current employee of a firm that is the internal or external auditor of the Company or any subsidiary or other affiliate or have an immediate family member that is a current partner of such a firm or that is a current employee of such a firm who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice;

•	have been or have an immediate family member who was at any time during the preceding three years a partner or employee of such an auditing firm who personally worked on an audit of the Company or any subsidiary or other affiliate within that time;

•	be employed or have an immediate family member that is employed either currently or at any time within the preceding three years as an executive officer of another company in which any present executive officers of the Company or any subsidiary or other affiliate serve or served at the same time on the other company’s Compensation Committee; and

•	be a current employee or have an immediate family member that is a current executive officer of a company that has made payments to or received payments from the Company or any subsidiary or other affiliate for property or services in an amount which, in any of the preceding three fiscal years of such other company, exceeds (or in the current fiscal year of such other company is likely to exceed) the greater of $1 million or two percent of the other company’s consolidated gross revenues for that respective year.

In addition, in order to be independent for purposes of serving on the Audit Committee, a director may not:

•	accept any consulting, advisory or other compensatory fee from the Company or any subsidiary; and

•	be an “affiliated person,” as that term is used in Section 10A(m)(3)(B)(ii) of the Securities Exchange Act of 1934 (the “Exchange Act”), of the Company or any of its subsidiaries.

Finally, in order to be independent for purposes of serving on the Compensation Committee, a director may not:

•	be a former employee or officer of the Company or receive any compensation from the Company other than for services as a director; and

•	have an interest in a transaction required under United States Securities and Exchange Commission (“SEC”) rules to be described in the Company’s proxy statement.

These standards are consistent with the standards set forth in the NYSE rules and the Exchange Act. In applying these standards, the Company takes into account the interpretations of, and the other guidance available from, the NYSE.

Based upon the foregoing standards, the Board of Directors has determined that all of its directors are independent in accordance with these standards except for Mr. Richenhagen and that none of the independent directors has any material relationship with the Company, other than as a director or shareholder of the Company. Messrs. Deml and Shaheen each have business relationships with the Company as described under the caption “Certain Relationships and Related Party Transactions.” The Board of Directors has determined that these relationships are not material for the following reasons:

•	The net sales of the Company to BayWa Corporation, for which Mr. Deml serves as the President and Chief Executive Officer, during the preceding three fiscal years of that company did not exceed, and are not likely to exceed in the current fiscal year of that company, the greater of $1 million or two percent of that company’s consolidated gross revenues; and

•	The payments by the Company to Caterpillar Inc., for which Mr. Shaheen serves as one of the Group Presidents, for license fees and purchased raw materials during the preceding three fiscal years of that company did not exceed, and are not likely to exceed in the current fiscal year of that company, the greater of $1 million or two percent of that company’s consolidated gross revenues.

The Board of Directors has adopted a policy that all directors on the Board of Directors are expected to attend Annual Meetings of the Company’s stockholders. All of the directors on the Board of Directors attended the Company’s previous Annual Meeting held in April 2006 except for Mr. Cain.

Director Compensation

The following table provides information concerning the compensation of the members of the Company’s Board of Directors for the most recently completed fiscal year. Each non-employee director receives an annual base retainer of $40,000 plus $25,000 in Restricted Common Stock for Board service as well as $5,000 for each committee on which he serves. Each director also receives an additional fee of $2,000 for each Board meeting attended (or $1,000 if the Board meeting is held via teleconference) and $1,000 for each committee meeting attended (or $500 if the committee meeting is held via teleconference). Committee chairmen receive an additional annual retainer of $10,000 (or $15,000 for the chairman of the Audit Committee) and an additional fee of $500 for each committee meeting attended. Mr. Johanneson, who is the Lead Director, also receives an additional $25,000 Lead Director’s fee. The Company does not have any consulting arrangements with any of its directors.

2006 DIRECTOR COMPENSATION

	Fees Earned or		All Other
	Paid in Cash	Stock Awards(8)	Compensation	Total
Name	($)	($)	($)	($)

P. George Benson(1)	95,500	25,000	4,435	124,935
W. Wayne Booker(1)	94,500	25,000	2,957	122,457
Herman Cain(1)	66,000	25,000	26,192	117,192
Wolfgang Deml	76,250	25,000	—	101,250
Francisco R. Gros(2)	21,500	—	—	21,500
Gerald B. Johanneson (Lead Director)(3)	91,750	25,000	—	116,750
Curtis E. Moll	75,500	25,000	—	100,500
David E. Momot	87,500	25,000	—	112,500
Robert J. Ratliff(4)(5)	127,125	25,000	794,943	947,068
Wolfgang Sauer(6)	24,209	25,000	—	49,209
Gerald L. Shaheen(7)	101,668	25,000	—	126,668
Hendrikus Visser	80,500	25,000	—	105,500

	$942,002	$275,000	$828,527	$2,045,529

(1)	Messrs. Benson, Booker and Cain used the Company’s corporate aircraft for personal use during 2006. The costs reported in “All Other Compensation” reflect our aggregate incremental costs for such items as fuel, maintenance, pilot/crew, engine depreciation and catering costs. In addition, Mr. Ratliff’s wife accompanied him on the Company’s corporate aircraft to a Board of Directors’ meeting, as well as another AGCO business-related meeting. We did not include compensation cost associated with the use of the Company’s corporate aircraft in these instances as there was no incremental cost associated with that use.

(2)	Mr. Gros was appointed a director effective October 1, 2006.

(3)	Mr. Johanneson was appointed Lead Director effective January 1, 2007.

(4)	Mr. Ratliff was Chairman of the Board until his retirement in August 2006 and received a fee for his services as Chairman.

(5)	Amounts for Mr. Ratliff in “All Other Compensation” include $382,021 in payments from the Company’s former Supplemental Executive Retirement Plan (“SERP”) during 2006. In addition, Mr. Ratliff has an interest-free loan from the Company in the amount of $4.0 million. The loan proceeds were used to purchase life insurance policies owned by Mr. Ratliff. The Company maintains a collateral assignment in the policies. In lieu of making the interest payments under the loans, the loan interest is reported as compensation. The Company reimburses Mr. Ratliff for his annual tax liability associated with this additional compensation. The total compensation related to the $4.0 million loan and related interest and tax gross ups was approximately

$343,666 during 2006. The Company also maintains a $2.0 million life insurance policy on Mr. Ratliff, and pays annual premiums of approximately $69,256 per year related to the policy, which is also reported as compensation. This policy is owned by Mr. Ratliff, and the Company has no collateral assignment with respect to the policy.

(6)	Mr. Sauer retired from the Board in April 2006.

(7)	Mr. Shaheen’s 2006 fees include $10,918 of 2005 director fees that were not paid until 2006.

(8)	The Company’s 2006 Long-term Incentive Plan (the “2006 Plan”) allows for an annual grant of $25,000 in restricted stock to each director. The shares are restricted as to transferability for a period of three years following the award. In the event a director departs from the Board, the non-transferability period expires immediately. The 2006 annual grant occurred on April 27, 2006, the date of the Company’s 2006 annual stockholders’ meeting. The total grant equated to 11,550 shares, or 1,050 shares per director. After shares were withheld for income tax purposes, each director received the following shares: Mr. Ratliff — 630 shares; Mr. Johanneson — 682 shares; Mr. Benson — 630 shares; Mr. Booker — 1,050 shares; Mr. Cain — 1,050 shares; Mr. Deml — 585 shares; Mr. Moll — 1,050 shares; Mr. Momot — 1,050 shares; Mr. Shaheen — 635 shares; Mr. Visser — 735 shares; and Mr. Sauer — 735 shares. Aggregate shares held by each director as of December 31, 2006 were as follows: Benson — 830 shares; Booker — 5,550 shares; Cain — 1,050 shares; Deml — 7,400 shares; Gros — 0 shares; Johanneson — 10,682 shares; Moll — 5,550 shares; Momot — 18,050 shares; Shaheen — 635 shares; and Visser — 1,930 shares.

Committees of the Board of Directors

The Board of Directors has delegated certain functions to the following standing committees of the Board:

The Executive Committee is authorized, between meetings of the Board, to perform all of the functions of the Board of Directors except as limited by the General Corporation Law of the State of Delaware or by the Company’s Certificate of Incorporation or By-Laws. The Executive Committee held no meetings in 2006 and currently is comprised of Messrs. Benson, Booker, Johanneson, Richenhagen (Chairman) and Shaheen.

The Audit Committee oversees the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered public accounting firm. The Committee’s functions also include the review of the Company’s internal accounting and financial controls, considering other matters relating to the financial reporting process and safeguarding of the Company’s assets and producing an annual report of the Audit Committee for inclusion in the Company’s annual proxy statement. The Audit Committee has a written charter to govern its operations. The Audit Committee held eight meetings in 2006 and currently is comprised of Messrs. Benson, Booker (Chairman), Gros, Moll, Momot and Visser. The Board of Directors has determined that Mr. Booker is an “audit committee financial expert,” as that term is defined under regulations of the SEC. All of the members of the Audit Committee are independent in accordance with the NYSE and SEC rules governing audit committee member independence. The report of the Audit Committee for 2006 is set forth under the caption “Audit Committee Report.”

The Compensation Committee is charged with executing the Board of Director’s overall responsibility for matters related to Chief Executive Officer and other executive compensation, including assisting the Board of Directors in administering the Company’s compensation programs and producing an annual report of the Compensation Committee on executive compensation for inclusion in the Company’s annual proxy statement. The Compensation Committee has a written charter to govern its operations. The Compensation Committee held six meetings in 2006 and currently is comprised of Messrs. Booker, Cain, Momot, and Shaheen (Chairman). All of the members of the Compensation Committee are independent in accordance with the NYSE rules governing Compensation Committee member independence. The Compensation Committee has retained Watson Wyatt to advise it on current trends and best practices in compensation. The report of the Compensation Committee for 2006 is set forth under the caption “Compensation Committee Report.”

The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its responsibilities to stockholders by identifying and screening individuals qualified to become directors of the Company, consistent with independence, diversity and other criteria approved by the Board of Directors, recommending candidates to the Board of Directors for all directorships and for service on the committees of the Board, developing and recommending to the Board of Directors a set of corporate governance principles and guidelines applicable to the Company, and overseeing the evaluation of the Board of Directors and the Company’s management. The Nominating and Corporate Governance Committee has a written charter to govern its operations. The Nominating and Corporate Governance Committee held seven meetings in 2006 and currently is comprised of Messrs. Benson (Chairman), Deml, Gros, Johanneson, Moll and Visser. All of the members of the Nominating and Corporate Governance Committee are independent in accordance with the NYSE rules governing nominating/corporate governance committee member independence.

With respect to the committee’s evaluation of nominee candidates, the committee has no formal requirements or minimum standards for the individuals that are nominated. Rather, the committee considers each candidate on his or her own merits. However, in evaluating candidates, there are a number of factors that the committee generally views as relevant and is likely to consider, including:

•	career experience, particularly experience that is germane to the Company’s business, such as agricultural products and services, legal, human resources, finance and marketing experience;

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•	contribution to diversity of the Board of Directors;

•	integrity and reputation;

•	whether the candidate has the characteristics of an independent director;

•	academic credentials;

•	other obligations and time commitments and the ability to attend meetings in person; and

•	current membership on the Company’s board — our board values continuity (but not entrenchment).

The committee does not assign a particular weight to these individual factors. Similarly, the committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide stockholders with a diverse and experienced Board of Directors. With respect to the identification of nominee candidates, the committee has not developed a formalized process. Instead, its members and the Company’s senior management generally recommend candidates whom they are aware of personally or by reputation. The Company historically has not utilized a recruiting firm to assist in the process but recently has retained a nationally recognized recruiting firm to help identify potential candidates.

The Nominating and Corporate Governance Committee welcomes recommendations for nominations from the Company’s stockholders and evaluates stockholder nominees in the same manner that it evaluates a candidate recommended by other means. In order to make a recommendation, the committee asks that a stockholder send the committee:

•	a resume for the candidate detailing the candidate’s work experience and academic credentials;

•	written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Code of Ethics and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code or required a waiver, (4) is, or is not, “independent” as that term is defined in the committee’s charter, and (5) has no plans to change or influence the control of the Company;

•	the name of the recommending stockholder as it appears in the Company’s books, the number of shares of Common Stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references for the candidate, including contact information; and

•	any other information relating to the candidate required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A of the Exchange Act.

The foregoing information should be sent in accordance with the advance notice provisions of the Company’s By-Laws to the Nominating and Corporate Governance Committee, c/o Stephen Lupton, Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096, who will forward it to the chairperson of the committee. The advance notice provisions of the Company’s By-laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must have given the Company notice of such proposal in written form meeting the requirements of the Company’s By-laws no later than sixty days and no earlier than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The committee does not necessarily respond directly to a submitting stockholder regarding recommendations.

The Succession Planning Committee’s function is to ensure a continued source of capable, experienced managers is present to support the Company’s future success. The Succession Planning Committee meets regularly with senior members of management in an effort to assist executive management in their plans for senior management succession, to review the backgrounds and experience of senior management, and to assist in the creation of tailored individual personal and professional development plans. The Succession Planning Committee has a written charter to govern its operations. The Succession Planning Committee held six meetings in 2006 and currently is comprised of Messrs. Cain, Deml, Johanneson (Chairman), Richenhagen and Shaheen.

During fiscal 2006, each director attended at least 75% of the aggregate number of meetings of the Board and respective committees on which he served while a member thereof, with the exception of Mr. Cain who, due to health reasons, attended only 60% of the meetings.

We provide various corporate governance and other information on the Company’s website at www.agcocorp.com. This information, which is also available in printed form to any shareholder of the Company upon request to the Corporate Secretary, includes the following:

•	our corporate governance guidelines and charters for the audit, compensation, nominating and corporate governance, and succession planning committees of the Board of Directors, which are available in the “Corporate Governance” section of our website’s “Investors & Media” section; and

•	the Company’s Code of Ethics, which is available under the heading “Office of Ethics and Compliance” in the “Corporate Governance” section of our website’s “Investors & Media” section.

In addition, should there be any waivers of the Company’s Code of Ethics, those waivers will be available in the “Office of Ethics and Compliance” section of our website.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2006, Messrs. Booker, Cain, Momot, Shaheen (Chairman) and, until October 2006, Visser served as members of the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal 2006. Mr. Shaheen has a business relationship with the Company as described under the caption “Certain Relationships and Related Party Transactions.”

PROPOSAL NUMBER 2

RATIFICATION OF COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2007

The Company’s independent registered public accounting firm is appointed annually by the Audit Committee. The Audit Committee examines a number of factors when selecting a firm, including the qualifications, independence and quality controls of the firms considered. The decision also takes into account the proposed audit scope, staffing considerations and estimated audit fees for the upcoming fiscal year. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2007. KPMG LLP served as the Company’s independent registered public accounting firm for 2006 and is considered by management to be well-qualified.

In view of the difficulty and expense involved in changing auditors on short notice, should the stockholders not ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2007 under this proposal, it is contemplated that the appointment of KPMG LLP for the 2007 fiscal year will be permitted to stand unless the Board of Directors finds other compelling reasons for making a change. Disapproval by the stockholders will be considered a recommendation that the Board of Directors select other auditors for the following year.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

The Board of Directors recommends a vote FOR the approval of the ratification of the Company’s
Independent Registered Public Accounting Firm for 2007.

OTHER BUSINESS

The Board of Directors does not know of any matters to be presented for action at the meeting other than the election of directors and the ratification of the Company’s independent registered public accounting firm for 2007. If any other business should properly come before the meeting, the persons named in the accompanying proxy card intend to vote thereon in accordance with their best judgment.

PRINCIPAL HOLDERS OF COMMON STOCK

The following table sets forth certain information as of March 16, 2007, regarding persons or groups known to the Company who are, or may be deemed to be, the beneficial owner of more than five percent of the Company’s Common Stock. This information is based upon SEC filings by the entity listed below, and the percentage given is based on 91,462,609 shares outstanding.

	Shares of	Percent
	Common	of
Name and Address of Beneficial Owner	Stock	Class

FMR Corp.	11,843,771	12.95%
82 Devonshire Street Boston, Massachusetts 02109
Goldman Sachs Asset Management, L.P.	10,782,636	11.79%
32 Old Slip New York, New York 10005
NWQ Investment Management Company, LLC	10,342,184	11.31%
2049 Century Park East, 16th Floor Los Angeles, California 90067
Snow Capital Management, L.P.	5,255,682	5.75%
2100 Georgetowne Drive, Suite 400 Sewickley, Pennsylvania 15143

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock by the Company’s directors, the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, the other named executive officers and all executive officers and directors as a group, all as of March 16, 2007. Unless otherwise indicated in the footnotes, each such individual has sole voting and investment power with respect to the shares set forth in the table.

		Shares That
		May be
	Shares of	Acquired
	Common	Within 60	Percent of
Name of Beneficial Owner	Stock(1)(2)	Days	Class

P. George Benson	1,315		*
W. Wayne Booker	6,358	5,000	*
Herman Cain	1,858		*
Wolfgang Deml	7,885		*
Francisco R. Gros	565		*
Gerald B. Johanneson	11,207	5,000	*
Curtis E. Moll	6,358	10,000	*
David E. Momot	18,858	5,000	*
Gerald L. Shaheen	1,124		*
Hendrikus Visser	4,595		*
Andrew H. Beck	36,985	3,125	*
Gary L. Collar	—	3,125
Stephen D. Lupton	18,900	1,875	*
Hubertus M. Muehlhaeuser	—	1,875
Martin Richenhagen	36,500	12,500	*
All executive officers and directors as a group (22 persons)	208,886	58,750	*

*	Less than one percent.

(1)	Includes the following numbers of restricted shares of the Company’s Common Stock earned under the Company’s previous long-term incentive plan (the “LTIP”) by the following individuals: Mr. Beck — 6,745;

Mr. Lupton — 13,860; all executive officers as a group — 43,496. Also includes a grant to Mr. Richenhagen of 3,500 restricted shares of the Company’s Common Stock for his appointment as President and Chief Executive Officer of the Company, which shares become unrestricted in three equal annual installments commencing July 2007.

(2)	Includes the following numbers of restricted shares of the Company’s Common Stock earned under the Company’s Non-Employer Director Stock Incentive Plan, which was terminated in December 2005, and/or as a result of the 2006 and 2007 restricted stock grants under the LTIP by the following individuals: Mr. Benson — 1,115; Mr. Booker — 1,858; Mr. Cain — 1,858; Mr. Deml — 3,019; Mr. Gros — 565; Mr. Johanneson — 1,207; Mr. Moll — 1,858; Mr. Momot — 4,358; Mr. Shaheen — 1,124; Mr. Visser — 3,400; all directors as a group — 20,362.

EXECUTIVE COMPENSATION

Executive Officers

The following table sets forth information as of March 16, 2007, with respect to each person who is an executive officer of the Company.

Name	Age	Positions

Martin Richenhagen	54	Chairman, President and Chief Executive Officer
Garry L. Ball	59	Senior Vice President — Engineering
Andrew H. Beck	43	Senior Vice President — Chief Financial Officer
Norman L. Boyd	63	Senior Vice President — Human Resources
David L. Caplan	59	Senior Vice President — Materials Management, Worldwide
André M. Carioba	55	Senior Vice President and General Manager, South America
Gary L. Collar	50	Senior Vice President and General Manager, EAME and EAPAC
Robert B. Crain	47	Senior Vice President and General Manager, North America
Randall G. Hoffman	55	Senior Vice President — Global Sales and Marketing
Frank C. Lukacs	48	Senior Vice President — Manufacturing and Quality
Stephen D. Lupton	62	Senior Vice President — Corporate Development and General Counsel
Hubertus M. Muehlhaeuser	37	Senior Vice President — Strategy & Integration and Information Technology; General Manager Engines

Martin Richenhagen has been Chairman of the Board of Directors since August 2006 and has served as President and Chief Executive Officer since July 2004. From 2003 to 2004, Mr. Richenhagen was Executive Vice President of Forbo International SA, a flooring material business based in Switzerland. From 1998 to 2002, Mr. Richenhagen was Group President of Claas KgaA mbH, a global farm equipment manufacturer and distributor. From 1995 to 1998, Mr. Richenhagen was Senior Executive Vice President for Schindler Deutschland Holdings GmbH, a worldwide manufacturer and distributor of elevators and escalators.

Garry L. Ball has been Senior Vice President — Engineering since June 2002. Mr. Ball was Senior Vice President — Engineering and Product Development from 2001 to 2002. From 2000 to 2001, Mr. Ball was Vice President of Engineering at CapacityWeb.com. From 1999 to 2000, Mr. Ball was Vice President of Construction Equipment New Product Development at Case New Holland (“CNH”) Global N.V. Prior to that, he held several key positions including Vice President of Engineering Agricultural Tractor for New Holland N.V., Europe, and Chief Engineer for Tractors at Ford New Holland.

Andrew H. Beck has been Senior Vice President — Chief Financial Officer since June 2002. Mr. Beck was Vice President, Chief Accounting Officer from January 2002 to June 2002, Vice President and Controller from 2000 to 2002, Corporate Controller from 1996 to 2000, Assistant Treasurer from 1995 to 1996 and Controller, International Operations from 1994 to 1995.

Norman L. Boyd has been Senior Vice President — Human Resources since June 2002. Mr. Boyd was Senior Vice President — Corporate Development for the Company from 1998 to 2002, Vice President of Europe/Africa/Middle East Distribution from 1997 to 1998, Vice President of Marketing, Americas from 1995 to 1997 and Manager of Dealer Operations from 1993 to 1995.

David L. Caplan has been Senior Vice President — Materials Management, Worldwide since October 2003. Mr. Caplan was Senior Director of Purchasing of PACCAR Inc. from 2002 to 2003 and was Director of Operation Support with Kenworth Truck Company from 1997 to 2002.

André M. Carioba has been Senior Vice President and General Manager, South America since July 2006. Mr. Carioba held several positions with BMW Group and its subsidiaries worldwide, including President and Chief Executive Officer of BMW Brazil Ltda., from 2000 to 2005, Director of Purchasing and Logistics of BMW Brazil Ltda., from 1998 to 2000, and Senior Manager for International Purchasing Projects of BMW AG in Germany from 1995 to 1998.

Gary L. Collar has been Senior Vice President and General Manager, EAME and EAPAC since January 2004. Mr. Collar was Vice President, Worldwide Market Development for the Challenger Division from 2002 until 2004. Between 1994 and 2002, Mr. Collar held various senior executive positions with ZF Friedrichshaven A.G., including Vice President Business Development, North America, from 2001 until 2002, and President and Chief Executive Officer of ZF-Unisia Autoparts, Inc., from 1994 until 2001.

Robert B. Crain has been Senior Vice President and General Manager, North America since January 2006. Mr. Crain held several positions with CNH Global N.V. and its predecessors, including Vice President of New Holland’s North America Agricultural Business from 2004 to 2005, Vice President of CNH Marketing North America Agricultural business from 2003 to 2004 and Vice President and General Manager of Worldwide Operations for the Crop Harvesting Division of CNH Global N.V., from 1999 to 2002.

Randall G. Hoffman has been Senior Vice President — Global Sales and Marketing since November 2005. Mr. Hoffman was the Senior Vice President and General Manager, Challenger Division Worldwide from 2004 to 2005, Vice President and General Manager, Worldwide Challenger Division, from 2002 to 2004, Vice President of Sales and Marketing, North America, from November 2001 to 2002, Vice President, Marketing North America, from April 2001 to November 2001, Vice President of Dealer Operations, from June 2000 to April 2001, Director, Distribution Development, North America, from April 2000 to June 2000, Manager, Distribution Development, North America, from 1998 to April 2000, and General Marketing Manager, from 1995 to 1998.

Frank C. Lukacs has been Senior Vice President — Manufacturing and Quality since October 2003. Mr. Lukacs was Senior Director of Manufacturing with Case Corporation from 1996 to 2003. He held various manufacturing positions with Simpson Industries from 1987 to 1996, most recently as Senior Director Manufacturing — Engine Products Group. Prior to that, he served in various manufacturing and general management positions with General Motors Corporation from 1977 to 1987, most recently as Manufacturing Supervisor and as Senior Industrial Engineer.

Stephen D. Lupton has been Senior Vice President — Corporate Development and General Counsel since June 2002. Mr. Lupton was Senior Vice President, General Counsel for the Company from 1999 to 2002, Vice President of Legal Services, International from 1995 to 1999, and Director of Legal Services, International from 1994 to 1995. Mr. Lupton was Director of Legal Services of Massey Ferguson from 1990 to 1994.

Hubertus M. Muehlhaeuser has been Senior Vice President — Strategy & Integration and Information Technology; General Manager Engines since September 2005 (Information Technology responsibility was assumed in September 2006 and General Manager Engines responsibility was assumed in February 2007). Previously, he spent over ten years with Arthur D. Little, Ltd., an international management-consulting firm, where he was made a partner in 1999. From 2000 to 2005, he led that firm’s Global Strategy and Organization Practice as a member of the firm’s global management team, and was the firm’s managing director of Switzerland from 2001 to 2005.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Discussion and Analysis describes the compensation programs provided to our named executive officers. This discussion should be read in conjunction with the tables and related narratives that follow. Our named executive officers for 2006 include:

•	Andrew H. Beck, Senior Vice President — Chief Financial Officer

•	Gary L. Collar, Senior Vice President and General Manager, EAME and EAPAC

•	Stephen D. Lupton, Senior Vice President — Corporate Development and General Counsel

•	Hubertus M. Muehlhaeuser, Senior Vice President — Strategy & Integration and Information Technology; General Manager Engines

•	Martin Richenhagen, Chairman, President and Chief Executive Officer

General Philosophy and Governance

We compensate our executive officers through a combination of cash and equity compensation, retirement programs and other benefits. The compensation is primarily in the form of a base salary, annual cash incentive bonus and long-term equity incentives. Our primary objectives are to provide compensation programs that:

•	Align to shareholder interests

•	Reward performance

•	Attract and retain quality management

•	Encourage executive stock ownership

•	Are competitive within our industry and relative size

We believe that the proportion of variable compensation (i.e. annual bonus and long-term incentive compensation) in an executive’s overall compensation package should increase progressively with higher management levels in the Company. Awards under compensation programs are set to generally approximate the median level of market competitiveness as compared to other industrial companies of similar size and complexity. We also consider geographic market differences when setting the value and mix of our compensation for foreign executives. Payouts earned under incentive awards are designed to vary with the Company’s performance with increased payouts awarded for above-target performance and lower or no payouts awarded for below-target performance.

When setting compensation and performance criteria, we set goals that we believe reflect key areas of performance that support the long-term success of the Company. We consider factors such as our current performance compared to industry peers, desired levels of performance improvement and industry trends and conditions when determining performance expectations within our compensation plans.

The Compensation Committee of the Board of Directors approves all compensation for executive officers including the structure and design of the compensation programs. In 2005 and 2006, Watson Wyatt, an internationally recognized human resource consulting firm, was engaged to advise management and the Compensation Committee with respect to our compensation programs and to perform various studies and projects including market analysis and compensation program design.

Competitive Analyses

We perform competitive analyses with respect to cash compensation, long-term equity incentives and executive retirement programs. These analyses included a comparison to nationally recognized compensation databases, as well as a comparison to a peer group of other industrial companies. The peer group was selected based on similarities of industry, revenues, number of employees, market capitalization and international scope of operations, and was chosen by the Company’s management and approved by the Compensation Committee. The peer group consists of Briggs and Stratton, Harsco Corporation, Oshkosh Truck Corporation, Lennox International, Timken Company, Cooper Industries, Terex Corporation, SPX Corporation, Dover Corporation, Danaher Corporation, Black and Decker Corporation, Parker-Hannifin Corporation, Cummins Inc, American Standard Companies, Inc., Standard Works, Pentair Inc., Precision Castparts Corporation, and Trinity Industries Inc. These analyses provided us with information regarding ranges and median compensation levels, as well as the types of compensation arrangements in use.

The analyses are used to review, monitor and establish appropriate and competitive compensation programs, determine the appropriate mix of compensation between programs and establish the specific compensation levels for our executives. In most cases, our goal is to maintain our compensation levels at the median of our established peer group.

Components of Compensation

In 2005 and 2006, Watson Wyatt advised us on current trends and best practices in compensation and performed analyses of total compensation of our CEO and executive officers compared to our peer group and other published national data. In these studies, total compensation was defined as the total of base salary, annual incentive cash bonus and long-term incentive (or “LTI”) pay. The analysis reviewed the dollar value of the compensation, as well as the mix of compensation between base salary, inventive bonus and LTI. In general, for both the CEO and most other executive positions, it was concluded that our executive salaries, bonuses and LTI opportunities were found to have different levels of competitiveness compared to the market median.

As a consequence of the analyses, new base salary grades and salary ranges were developed for our executive officers other than the Chief Executive Officer (these new grades and ranges are used for future reference in determining base salary adjustments). In addition, it was determined that a more thorough review of our LTI programs was required. As discussed in more detail below, we introduced a new performance-based LTI plan in 2006, the 2006 Plan, which was approved by our stockholders in April 2006.

Base Salary

The cash compensation for our executives consists of a base salary and cash incentive awards under our annual incentive bonus program. The base salary for executives is reviewed and approved by the Compensation Committee annually for executive officers. In addition, base salaries may be changed as a result of a new appointment or a change in responsibility for an executive.

Base salaries are designed to provide competitive levels of compensation to executives based on their experience, scope of responsibilities and performance. Base salaries also serve as the basis for determining incentive cash bonuses.

In April 2006, the Compensation Committee reviewed the base salaries of the executive officers, with the exception of the CEO’s base salary. The committee considered the CEO’s recommendation for salary increases, salary ranges established in 2006, the executive’s performance rating determined by the CEO and the last salary increase awarded. The Compensation Committee approved salary increases for executive officers ranging from 0% to 5%, with an average increase of approximately 4%.

Martin Richenhagen, our Chief Executive Officer, was appointed as Chairman of the Board in August 2006. He received a base salary of $921,125 during 2006. In May 2006, an updated analysis of CEO base salary and incentive bonus was completed by Watson Wyatt based on our peer group and nationally published compensation data. The study determined that Mr. Richenhagen’s salary was approximately 14% below the median composite of the benchmarks utilized. Based on the results of this study and a review of his performance, Mr. Richenhagen’s annual salary was increased 6% from $850,000 to $901,000. In October 2006, Mr. Richenhagen’s salary was also reviewed as a result of his appointment as Chairman of the Board. A compensation review was completed by Watson Wyatt to ascertain salary differences between companies with separate Chairman and CEOs and companies with a combined Chairman and CEO. The study reviewed companies in our peer group and other companies of similar size. The study determined that the Chairman and CEO combined role typically is higher paid than the CEO only role. The Compensation Committee concluded based on the study that Mr. Richenhagen’s salary was below the median for the combined Chairman and CEO position by approximately 13% after adjusting benchmarks for inflation. Given his new responsibilities, Mr. Richenhagen’s base salary was increased by approximately 11% to $1.0 million.

Annual Cash Incentives

We believe the annual incentive bonus portion of an executive officer’s total cash compensation should be a substantial portion of the annual compensation and must be based on the performance of the Company, as well as the individual contribution of each executive officer. As a result, an executive officer’s annual incentive bonus compensation is determined based on performance compared to established corporate and, in some cases, individual performance goals. All executive officers participate in the Management Incentive Compensation Plan (the “IC Plan”), which provides a direct financial incentive in the form of an annual cash bonus for the achievement of corporate and personal objectives. Incentive compensation bonus opportunities are expressed as a percentage of the executive officer’s base salary. The award opportunity for Mr. Richenhagen and the other named executive officers are shown in the chart below:

	Minimum		Maximum	Measured as a
	Award	Target Award	Award (as a	percentage of
	(as a percentage	(as a percentage	percentage of	Corporate	Personal
Name	of base salary)	of base salary)	base salary)	Goals	Goals

Mr. Beck	41.0%	100%	130%	100%	0%
Mr. Collar	20.5%	50%	65%	60%	40%
Mr. Lupton	20.5%	50%	65%	60%	40%
Mr. Muehlhaeuser	20.5%	50%	65%	60%	40%
Mr. Richenhagen	53.0%	130%	195%	100%	0%

Mr. Richenhagen’s target award opportunity was increased from 100% to 130% during 2006. The increase was a result of the October 2006 compensation review completed by the Compensation Committee subsequent to Mr. Richenhagen’s appointment to Chairman. The Watson Wyatt study concluded that the median target bonus for a combined Chairman and CEO position was 130% and consequently the target award level was increased. Mr. Richenhagen’s annual incentive compensation for 2006 is deductible under Section 162(m) of the Internal Revenue Code.

The payouts under the IC Plan are based on achievements compared to corporate or individual objectives. Under the IC Plan, graduated award payments are made if a minimum of 80% of the goal is met increasing to the maximum payout when 120% of the goal is met. If minimum targets are not reached, no payouts are provided under the plan. The corporate objectives are set at the beginning of each year and approved by the Compensation Committee. For the year ended December 31, 2006, the corporate objectives were based on targets for adjusted earnings per share, free cash flow and a customer satisfaction and quality rating. When compared to the actual results for 2006, bonuses were earned for the free cash flow and quality rating goals and no bonus payouts were made in connection with the earnings per share goal. For Mr. Richenhagen’s and Mr. Beck’s 2006 bonuses, the Compensation Committee elected to limit the payout to not exceed the target award percentage for any performance element earned under the IC plan. For executive officer’s with a personal goal component of their bonus award, the goals were established primarily for operational performance and other objectives based on the executive officer’s specific responsibilities. For 2006, the Compensation Committee determined that we achieved approximately 61.7% of the corporate target under the IC Plan.

We consider specific goals under the IC Plan to be confidential. However, we believe if the Company performs as projected, and if the executive officer achieves what we consider reasonable personal goals, each executive officer should earn his target bonus.

In addition, special incentive awards can be made based on extraordinary and unusual achievement as determined by the Compensation Committee. Such awards are subject to approval by the Board of Directors. No such awards were granted by the Compensation Committee in 2006.

Long-term Incentives

In April 2006, the Company’s stockholders approved a new long-term stock compensation plan for executive officers and other managers. Our previous long-term stock compensation incentive plan provided for restricted stock awards to be earned based solely on increases in the price of our common stock. As a result of comparisons of this plan to peer companies and our conclusion that the accounting treatment of the existing plan under the new accounting standard, Statement of Financial Accounting Standards No. 123R (Revised 2004), “Share-Based Payment” (“SFAS 123(R)”), would be unfavorable, we determined that a new performance-based stock compensation plan should be implemented.

During the development of the 2006 Plan, we reviewed total compensation benchmark studies and the compensation practices of our peer group and our competition. Our primary objectives in the new plan were to be performance-based, competitive at the median level of our peer group and complementary to the new accounting standards.

Beginning in 2006, our executives participated in the 2006 Plan which is composed of two vehicles: a performance share plan (“PSP”) that is projected to comprise approximately 75% of an executive’s target LTI award; and a grant of stock-settled stock appreciation rights (“SSARs”) that is projected to comprise approximately 25% of the executive’s LTI target award.

The annual LTI target awards for each participant are intended to be competitive with the median of the market of similar size companies.

The PSP and the SSARs are summarized below:

•	PSP — Award opportunities are denominated in the Company’s shares and are earned on the basis of Company performance versus pre-established goals.

•	SSARs — Similar to a stock option, an award provides the participant with the right to receive share appreciation over the grant price, payable in whole shares of the Company’s stock, at any time after the grant is vested and within the specified term of the grant. The SSARs vest at a rate of 25% a year for four years, with a term of seven years. All of our foreign-based executives, such as Mr. Muehlhaeuser, receive stock options instead of SSARs due to certain foreign tax and other legal regulations.

In order to participate in the 2006 Plan, participants were required to forfeit their rights outstanding with respect to unearned grants under the Company’s previous long-term incentive plan (the “LTIP”).

For grants under the PSP in 2006, awards can be earned based on achievement compared to two measures, cumulative earnings per share and average return on invested capital (“ROIC”) over a one- to-three year performance period. These measures were chosen because we believe that they are meaningful measures of Company performance and have a strong correlation to generating stockholder value over the long-term. We established three levels of performance for each measure: threshold, representing the minimum level of performance that warrants a payout; target, representing a level of performance where median target compensation levels are appropriate; and outstanding, representing a maximum realistic performance level where increased compensation levels are appropriate. The cumulative earnings per share and ROIC goals are linked within a performance award matrix which is used to determine the number of shares earned in various combinations of performance. The award opportunity is expressed as multiples of executive’s “target” award opportunity. The matrix is illustrated below:

		Cumulative Earnings
		Below
		Threshold	Threshold	Target	Outstanding
	Outstanding	100.0%	116.5%	150.0%	200.0%
Average	Target	50.0%	66.6%	100.0%	150.0%
ROIC	Threshold	16.5%	33.3%	66.6%	116.5%
	Below Threshold	0.0%	16.5%	50.0%	100.0%

As evident in the table above, the performance targets of cumulative earnings per share and average ROIC are given equal weighting in the determination of the number of shares earned. In addition, the matrix provides for an award of 33%, 100% and 200% of the target shares upon achieving the threshold, target or outstanding performance level for each goal, respectively. If the actual performance of the goal falls in between the established goals for threshold, target and outstanding performance, the associated payout factor will be calculated using a straight-line interpolation between the two goals. The Compensation Committee has the discretion to exclude certain infrequent or unusual items from the calculation of cumulative earnings per share or average ROIC in order to ensure the plan is equitable and executive decisions and actions are not inhibited by their projected impact on the plan.

Our objective in setting the award opportunities for executives is to approximate the median level of market competitiveness within our peer group. The PSP awards were structured so that awards at the threshold level of performance would approximate the market’s 25th percentile and awards at the outstanding level of performance will approximate the 75th percentile. For the SSAR awards, the number of shares granted was based on the expected value at the median level of market competitiveness.

The awards granted in 2006 to Mr. Richenhagen and other executives were based on a competitive study of LTI awards for companies of similar size expressed as a percent of the executive’s base salary. Using the median percentage of base salaries derived from the study, the awards were determined assuming a performance that would be achieved at the target level. These awards, if earned at the target level, were established to be 300% of the midpoint base salary for the CEO, 150% of the midpoint base salary for the Senior Vice President, Chief Financial Officer and Senior Vice President, General Manager, and 100% of the midpoint base salary for the other named executive officers. In 2006, awards were granted under a one, two and three year performance cycle (2006-2008) under the PSP. We granted additional one- and two-year awards in 2006 in order to transition from the previous LTIP to the new 2006 Plan since each executive forfeited outstanding unearned awards under the previous LTIP. Based on Company performance in 2006, the one-year awards granted were not earned. For further detail on the 2006 PSP awards, please refer to the “2006 Grants of Plan-Based Awards” table below.

We consider the performance targets for the PSP awards with two-year and three-year performance cycles to be confidential since these cycles are not complete. As previously discussed, the Compensation Committee determined that we did not achieve any of the performance levels related to the 2006 PSP awards with a one-year performance cycle, and thus no awards were earned.

In 2007, we established new awards to executives covering a new three-year performance cycle (2007-2009), as well as a new grant of SSARs. The 2007 awards were for the same number of shares as the 2006 three-year award under the PSP, as well as the same number of SSARs as compared to the 2006 award. New targets covering the three-year PSP performance period were also established for cumulative earnings per share and average ROIC. Although the number of shares granted under the PSP plan is the same as the previous year, the extended value of the 2007 grant significantly exceeds the value of the 2006 three-year performance period grant based on the current market value of the common stock. While the grants were consistent between 2006 and 2007, the Compensation Committee’s strategy is to evaluate regularly the size of award levels, having regard for the industry’s cyclicality and other volatility factors.

The Compensation Committee approves all grants of stock based compensation to the Chief Executive Officer and all other executive officers. The Chief Executive Officer, with the assistance of the Senior Vice President of Human Resources, assists the Compensation Committee with recommendations for award levels for all other executive officers. We did not grant any stock options to our U.S.-based named executive officers in 2006, but SSARs were granted as previously discussed. Our policy is that both stock options and SSARs are awarded at or above the fair market value of our common stock on the date of grant.

Share Ownership and Retention Guidelines

We believe that share ownership by directors and executives is an important method to emphasize the alignment of the interests of directors and executives with stockholders. In 2006, we established stock ownership guidelines for our non-executive directors and executive officers of the Company. For non-employee directors, the guideline is for each director to own no less than 4,000 common shares. For the Chief Executive Officer, the guideline ownership is no less than 40,000 common shares, and for all other executive officers, the guideline ownership is no less than 10,000 shares. Directors and executive officers as of January 1, 2007 have a period of three years from that date to accumulate shares to meet the ownership guideline. Any person becoming a director or executive officer after January 1, 2007 is allowed a four-year period from his or her date of appointment to accumulate shares to meet the ownership guideline.

Retirement Benefits

We believe that offering competitive retirement benefits is important to attract and retain top executives. Our U.S. executives participate in a non-qualified executive defined benefit plan in addition to a traditional defined contribution 401(k) plan. For our 401(k) plan, we generally contributed approximately $6,600 to each executive’s 401(k) account during 2006, which was the maximum contribution allowable under the regulations promulgated by the U.S. Internal Revenue Service. The Executive Nonqualified Pension Plan (“2007 ENPP”) provides retirement benefits to U.S. executive officers based on a percentage of the executive officer’s income, reduced by the executive officer’s social security benefits and 401(k) employer-matching contributions. Prior to January 1, 2007, the benefit paid to the executive officer was equal to 3% of the executive officer’s final base salary multiplied by credited years of service, with a maximum benefit of 60% of the final base salary. Benefits under the Company’s former

Supplemental Executive Retirement Plan (“SERP”) vested at age 65, at the discretion of the Company’s Board of Directors or at age 62 reduced by a factor to recognize early commencement of the benefit payments. The SERP provided a benefit of the lesser of 10 years or the remainder of the executive officer’s life after retirement.

During 2006, the Compensation Committee performed a review of executive officer retirement benefits. A market review of retirement benefits performed by Watson Wyatt determined that the current benefits were not competitive, particularly in terms of the amount of benefit, the term of payment and the vesting schedule. Effective January 1, 2007, we established the 2007 ENPP, which formed a new executive officer retirement plan that we believe is competitive with companies of similar type and size. The 2007 ENPP provides U.S. executive officers with retirement income for a period of 15 years based on a percentage of their average final salary and bonus, reduced by the executive officer’s social security benefits and 401(k) employer-matching contributions. The benefit paid to the executive officers is 3% of the average of the last three years of their respective base salaries plus bonus prior to their termination of employment (“final earnings”) multiplied by credited years of service, with a maximum annual benefit of 60% of final earnings. To provide a stronger retention feature, benefits under the 2007 ENPP vest if the participant has attained age 50 with at least ten years of service (five years of which must include years as an executive officer), but are not payable until the participant reaches age 65 or upon termination of services because of death or disability, adjusted to reflect payment prior to age 65. Our non-U.S. executive officers participate in local country retirement benefit plans that we believe are competitive for executive officers in the local employment market. Additional details regarding retirement benefits are provided in the “2006 Summary Compensation Table” and the “2006 Pension Benefits Table.”

Severance Benefits

We believe that reasonable severance benefits are necessary to attract top executives. The level of severance benefits provided to our executives are designed to take into account the difficulty executives may have to find comparable employment.

The employment agreements with our executives provide severance benefits when the termination is without “cause” or the employee terminates for “good reason.” The severance benefit allows for the executive to receive their base salary for a period of up to two years. Specifically, Messrs. Collar and Muehlhaeuser may receive their base salary for one year upon termination. Messrs. Beck, Lupton and Richenhagen may receive their base salary for two years upon termination. The severance benefit is reduced or ceases at the time the executive finds new employment. We also continue health and life insurance benefits during the time the severance benefits are being paid. The terminated executive also would be entitled to receive any vested benefits under the 2007 ENPP payable beginning at age 65. We believe that these levels of severance benefits are reasonable compared to other peer companies, although we have not conducted a study to confirm this belief.

In addition to the above, upon termination, the Company is obligated to reimburse Messrs. Collar and Lupton for expenses to relocate to, respectively, the United States and Europe.

Perquisites and Other Benefits

We periodically review perquisites for our executives. The primary perquisites available to executives are the use of an automobile leased by the Company, the reimbursement of dues associated with a social or country club and reimbursement of certain costs associated with annual physicals. We do not allow executive officers the use of the Company leased aircraft for personal use. We also provide supplemental life and disability insurance for our executives. The life insurance generally provides for death benefits of six times the executive officer’s base salary. For our U.S. executives, we also include in ordinary income the amount of matching contributions that are in excess of the maximum allowable limits in the qualified 401(k) plan. For 2006, this amount included in ordinary income was equal to 3% of the executive’s base income in excess of $220,000.

For executives on foreign assignments, we provide additional expatriate benefits that are designed to compensate the employee for differences in costs of living and taxation between the executive’s home country and foreign country. In addition, we generally provide additional financial assistance to the expatriate for expenses such as relocation, children’s education, tax preparation, and home leave travel.

Executives also participate in the Company’s other benefit plans on the same terms as other employees. These plans include medical, dental, life and disability insurance coverage.

Post-Employment Compensation

Each of the named executive officers is covered by an employment agreement with the Company. These agreements provide post-employment compensation and benefits in the event of certain types of termination of employment, including death, disability, involuntary termination without cause, or for good reason by the executive. For further detail on the post-employment compensation and benefits each named executive officer is entitled to in the event of certain types of termination, please refer to the tables below under the caption “Other Potential Post-Employment Payments.”

Change of Control

We believe it is important to provide certain additional benefits upon change of control in order to protect the executive’s retirement benefits and potential income that would be earned associated with our equity incentive plans. In addition, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them. By providing certain change of control benefits, we believe our executives will not be reluctant to consider potential change of control transactions that may be in the best interests of stockholders.

The employment agreements do not specifically provide post-employment compensation for termination upon a change in control and the Company does not currently have a separate change of control agreement with its executives. However, were a named executive officer terminated from employment due to a change of control, then the executive would receive the same post-employment benefits provided in the event of involuntary termination without cause, and the executive would also be entitled to specific retirement benefits and the acceleration of vesting of outstanding equity awards. Upon a change of control, our PSP equity incentive plan allows for all unearned awards to executives to be earned at the target performance level. In addition, all outstanding SSARs vest immediately. All benefits under the 2007 ENPP that have been earned based on years of service also become vested. Any executives terminated upon a change of control would also be entitled to the severance benefits described above. During our review and implementation of our equity incentive plans and the 2007 ENPP, our analyses of competitive plans included a review of change of control provisions. Based on this review, we believe that these benefits are consistent with general practice among our peer group.

For purposes of these benefits, a “change of control” occurs, in general, when either (i) one or more persons acquire stock of the Company that, together with other stock owned by the acquirers, amounts to more than 50% of the total fair market value or total voting power of the stock, (ii) one or more persons acquire during a 12-month period stock of the Company that amounts to 20% or more of the total voting power of the stock (this only applies to the PSP and creates a rebuttable presumption), (iii) a majority of the members of the board of directors of the Company are replaced in any 24-month period by directors who are not endorsed by a majority of the directors then in office, or (iv), with some exceptions, one or more persons acquire assets from a corporation that have a total fair market value equal to or greater than one-third (one-half in the case of the 2007 ENPP) of the aggregate fair market value of all of the Company’s assets.

Summary

Overall, we believe our executive compensation programs accomplish the objectives for which they have been designed. We feel the competitive compensation we provide our executives is reasonable and has enabled us to attract and retain a strong management team. We further believe that our short-term and long-term incentive programs appropriately reward our executives for their achievement of goals and that these programs sufficiently align the interests of our executives with those of the stockholders.

Summary of Cash and Certain Other Compensation and Other Payments to the Named Executive Officers

Overview.  The following sections provide a summary of cash and certain other amounts we paid for the year ended December 31, 2006 to the named executive officers. Except where noted, the information in the “2006

Summary Compensation Table” generally pertains to compensation to the named executive officers for the year ended December 31, 2006. The compensation we disclose below is presented in accordance with SEC regulations. According to those regulations we are required in some cases to include:

•	amounts paid in previous years;

•	amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change in control of the Company;

•	amounts we paid to the named executive officers which might not be considered “compensation” (for example, distributions of deferred compensation earned in prior years, and at-market earnings, dividends, or interest on such amounts);

•	an assumed value for share-based compensation equal to the fair value of the grant as presumed under accounting regulations, even though such value presumes the option will not be forfeited or exercised before the end of its life, and even though the actual realization of cash from the award depends on whether our stock price appreciates above its price on the date of grant, whether the executive will continue his employment with us, and when the executive chooses to exercise the option; and

•	the increase in present value of future pension payments, even though such increase is not cash compensation paid this year and even though the actual pension benefits will depend upon a numbers of factors, including when the executive retires, his compensation at retirement, and in some cases the number of years the executive lives following his retirement.

Therefore, we encourage you to read the following tables closely. The narratives preceding the tables and the footnotes accompanying each table are important parts of each table. Also, we encourage you to read this section in conjunction with the “Compensation Discussion and Analysis” set forth above.

2006 SUMMARY COMPENSATION TABLE

The following table provides information concerning the compensation of the named executive officers for our most recently completed fiscal year ended December 31, 2006.

In the column “Salary,” we disclose the amount of base salary paid to the named executive officer during the fiscal year. In the columns “Stock Awards” and “SSAR/Option Awards,” we disclose the award of stock or SSARs/options measured in dollars and calculated in accordance with SFAS 123(R). For awards of stock, the SFAS 123(R) fair value per share is equal to the closing price of our stock on the date of grant. For stock options, the SFAS 123(R) fair value per share is based on certain assumptions which we explain in Note 10 to our Consolidated Financial Statements, which are included in our annual report on Form 10-K. We disclose such expense ratably over the vesting period but without reductions for assumed forfeitures (as we do for financial reporting purposes). All of our U.S. — based executives who are paid in the United States receive SSARs. All of our foreign — based executives who are paid outside of the United States receive stock options due to certain foreign tax and other legal regulations. Mr. Muehlhaeuser is a foreign — based executive who is paid outside of the United States. Please also refer to the table below under the caption “2006 Grants of Plan-Based Awards.”

In the column “Non-Equity Incentive Plan Compensation,” we disclose the amounts earned under our IC Plan during 2006 that were paid in March 2007. The amounts included with respect to any particular fiscal year are dependent on whether the achievement of the relevant performance measure was satisfied during the fiscal year.

In the column “Change in Pension Value and Non-Qualified Earnings,” we disclose the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under all defined benefit and actuarial benefit plans (including supplemental plans) in 2006.

In the column “All Other Compensation,” we disclose the sum of the dollar value of all perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000.

The Company currently has employment contracts with Messrs. Beck, Collar, Lupton, Muehlhaeuser and Richenhagen. The employment contracts provide for current base salaries at the following rates per annum:

Mr. Beck — $317,456; Mr. Collar — $255,402; Mr. Lupton — $357,000; Mr. Muehlhaeuser — 468,000 Swiss Francs, which is equivalent to $374,868; and Mr. Richenhagen — $1,000,000. Messrs. Beck, Collar, Lupton, Muehlhaeuser and Richenhagen’s employment contracts continue in effect until terminated in accordance with the terms of the contract.

In addition to the specified base salary, the employment contracts provide that each executive officer shall be entitled to participate in or receive benefits under the IC Plan. The contracts further provide that each officer will be entitled to participate in stock incentive plans, employee benefit plans, life insurance arrangements and any arrangement generally available to senior executive officers of the Company, including certain fringe benefits.

2006 SUMMARY COMPENSATION TABLE

						Change in
					Non-Equity	Pension
				SSAR/	Incentive	Value and
			Stock	Option	Plan	Non-Qualified	All Other
		Salary	Awards(1)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total
Name and Principle Position	Year	($)	($)	($)	($)	($)	($)	($)

Andrew H. Beck, Senior Vice President — Chief Financial Officer	2006	312,417	296,791	18,208	169,642	1,716	35,085	833,859
Gary L. Collar, Senior Vice President and General Manager, EAME and EAPAC(6)	2006	251,348	296,791	18,208	104,963	1,288	247,481	920,079
Stephen D. Lupton, Senior Vice President — Corporate Development and General Counsel	2006	354,667	241,565	10,925	136,582	353,847	64,627	1,162,213
Hubertus M. Muehlhaeuser, Senior Vice President — Strategy & Integration and Information Technology; General Manager Engines(7)	2006	373,565	241,565	10,925	163,302	41,333	24,102	854,792
Martin Richenhagen, Chairman, President and Chief Executive Officer	2006	921,125	1,311,385	72,833	684,396	125,781	134,771	3,250,291

(1)	Amounts shown represent all grants made during 2006 under the 2006 Plan. In 2006, awards were granted under one-, two- and three-year performance cycles under the PSP. We calculated the amounts above based upon the Company’s stock price at the date of grant, April 26, 2007, which was $23.80 per share, in accordance with the provisions of SFAS No. 123(R). The amounts above represent the compensation expense as recorded under the provisions of SFAS 123(R) during 2006 in relation to each respective performance period, assuming target levels of performance are achieved. The actual amounts earned are dependent upon the achievement of pre-established performance goals for each performance period. Based on Company performance in 2006, the one-year awards granted were not earned, representing the following amortized expense amounts for each executive: Mr. Beck — $93,820; Mr. Collar — $93,820; Mr. Lupton — $76,350; Mr. Muehlhaeuser — $76,350; and Mr. Richenhagen — $414,525.

(2)	SSARs/options were awarded April 27, 2006. The SSARs/options vest over four years from the date of grant, or 25% per year. The SSARs/options were valued at $8.74 per share in accordance with the provisions of SFAS 123(R). Please refer to Note 10 of our Consolidated Financial Statements as of December 31, 2006 for a discussion of the assumptions used related to the calculation of such value.

(3)	The Company paid no discretionary bonuses or bonuses based on performance metrics that were not pre-established and communicated to the named executive officers in 2006. All annual incentive awards for 2006 were performance-based. These payments were earned in 2006 and paid in March 2007 under the IC Plan.

(4)	The change in each officer’s pension value is the change in the Company’s obligation to provide pension benefits (at a future retirement date) from the beginning of the fiscal year to the end of the fiscal year. The obligation is the value today of a benefit that will be paid at the officer’s normal retirement age, based on the benefit formula and his current salary and service. Change in pension values during the year may be due to various sources such as:

• Service accruals:  The benefits payable from the Company’s Executive Nonqualified Pension Plan (“2007 ENPP”) increase as participants earn additional years of service. Therefore, as each executive officer earns an additional year of service during the fiscal year, the benefit payable at retirement increases. Each of the named executive officers earned an additional year of benefit service during 2006. In particular, earning a year of credited service was a significant source of change for Mr. Richenhagen and Mr. Lupton.

• Compensation increases / decreases since prior year:  The benefits payable from the SERP are related to salary. As previously discussed, the SERP was amended and the 2007 ENPP was established effective January 1, 2007. As executive officers’ salaries increase (decrease), then the expected benefits payable from the 2007 ENPP will increase (decrease) as well. Salary increase was a significant source of change for Mr. Lupton.

• Aging:  The amounts shown above are present values of retirement benefits that will be paid in the future. As the officers approach retirement, the present value of the liability increases due to the fact that the executive officer is one year closer to retirement than he was at the prior measurement date. This was a significant source of change for Mr. Boyd and Mr. Lupton.

• Changes in assumptions since prior year:  The change in benefit shown above is the present value of the increase in pension benefits during the year. In order to calculate the value today of benefits that will be paid in the future, a discount rate must be used. The discount rate used to calculate the present value of benefits increased from 5.5% to 5.8% during 2006, which moderately decreased the values in the tables shown above. In addition, the mortality assumption was updated to use a more modern mortality table, which led to a corresponding increase in the values. Due to these offsetting changes, assumption changes did not have a significant impact on the change in pension values during 2006.

• Changes in plan provisions:  There were no changes to the SERP that were effective in 2006. Effective January 1, 2007, the plan provisions of the SERP were amended and the 2007 ENPP was implemented. Future payments made to the executives who terminate on or after January 1, 2007 will be based on this amended plan. The impact of the new provisions varies by plan participant. Had the new plan been effective as of December 31, 2006, the change in present value of accrued benefits would have been $308,645 for Mr. Beck, $36,673 for Mr. Collar, $862,428 for Mr. Lupton and $409,465 for Mr. Richenhagen. The difference between these values and the values shown in the table represent the increase due to the plan change. These changes are not indicative of the increase in present value of benefits for future years. They are likely larger than future year accruals due to one-time changes in the 2007 ENPP. The new plan provisions are described in more detail under the caption “Pension Benefits.”

• Changes in currency exchange rates:  The benefits shown above for Mr. Lupton and Mr. Muehlhaeuser reflect their benefits from plans the Company sponsors outside the U.S. The values are converted from their local currency to U.S. dollars. Therefore, a significant source of change in their values from the prior year will reflect the change in the currency exchange rate. Of the $353,847 change in Mr. Lupton’s benefit since the prior year, $120,989 was due to the change in the currency exchange rate; of the $41,333 change in Mr. Muehlhaeuser’s benefit since the prior year, $3,898 was due to the change in the currency exchange rate.

The pension benefits and assumptions used to calculate these values are described in more detail under the caption “Pension Benefits.”

(5)	The amount shown as “All Other Compensation” includes the following perquisites and personal benefits:

				Foreign
				Subsidiary
	Club	401(k)	Term Life	Advisory	Car Lease and
	Membership	Match	Insurance(a)	Board(b)	Maintenance(c)	Other(d)
Name	($)	($)	($)	($)	($)	($)

Andrew H. Beck	8,508	6,600	1,893	—	14,339	3,745
Gary L. Collar	—	6,600	2,382	26,398	26,645	185,456
Stephen D. Lupton	618	6,600	8,651	26,398	16,927	5,433
Hubertus M. Muehlhaeuser	—	—	—	—	19,157	4,945
Martin Richenhagen	9,740	6,600	10,535	52,796	37,419	17,681

     _ _

(a) These amounts represent the value of the benefit to the executive officer for life insurance policies funded by the Company.

(b) These amounts represent compensation for the executive’s services provided as members of a foreign subsidiary’s supervisory board.

(c) These amounts represent car lease payments made by the Company for cars used by executives and/or their family members, as well as payments for related gas and maintenance costs. Mr. Muehlhaeuser’s amount represents an annual allowance he receives for use of his car for business purposes.

(d) The amount for Mr. Beck includes the following: $1,438 for commercial airfare related to Mr. Beck’s wife accompanying him on a business trip and $2,307 representing 3% of his salary that exceeded the maximum compensation limits under the Company’s 401(k) savings plan. The amount for Mr. Collar includes benefits he received as an expatriate as follows: cost of living adjustment — $31,825; relocation expenses associated with his move to the U.K. — $8,815; housing allowance — $57,284; tax equalization payments — $22,738; storage fees — $12,108; reimbursement for education costs related to Mr. Collar’s children — $16,593; tax preparation fees — $1,388; commercial airfare related to Mr. Collar’s wife accompanying him on business trips — $11,363; and home leave allowance related to travel costs for Mr. Collar and his family to fly back to the United States — $23,342. The amount for Mr. Lupton includes the following: $995 for tax return preparation services, $411 for annual physical exam costs and $4,027 representing 3% of his salary that exceeded the maximum compensation limits under the Company’s 401(k) savings plan. In addition, Mr. Lupton’s wife accompanied Mr. Lupton when the Company’s corporate aircraft was used for business purposes at no incremental cost. The amount for Mr. Muehlhaeuser represents commercial airfare related to Mr. Muehlhaeuser’s wife accompanying him on business trips. The amount for Mr. Richenhagen represents 3% of his salary that exceeded the maximum compensation limits under the Company’s 401(k) savings plan. In addition, Mr. Richenhagen’s wife and son accompanied Mr. Richenhagen when the Company’s corporate aircraft was used for business purposes. There was no incremental cost associated with this use of the aircraft.

(6)	Mr. Collar, as an expatriate who is based in the U.K., is partially paid in British pounds. In calculating the dollar equivalent for disclosure purposes, we converted each payment into U.S. dollars based on the average exchange rate in effect for the month in which the payment was made.

(7)	Mr. Muehlhaeuser, as a Swiss-based employee, is paid in Swiss Francs. In calculating the dollar equivalent for disclosure purposes, we converted each payment into U.S. dollars based on the average exchange rate in effect for the month in which the payment was made.

2006 GRANTS OF PLAN-BASED AWARDS

In this table, we provide information concerning each grant of an award made to a named executive officer in the most recently completed fiscal year. This includes the awards under the Company’s IC Plan, as well as PSP awards and SSARs under the 2006 Plan, each of which is discussed in greater detail under the caption “Compensation Discussion and Analysis.” The “Threshold”, “Target” and “Maximum” columns reflect the range of estimated payouts under the IC Plan and the range of number of shares to be awarded under the PSP. In the second- and third-to-last columns, we report the number of shares of common stock underlying SSARs/options granted in the fiscal year and corresponding per share exercises prices. In all cases, the exercise price was equal to the closing market price of our common stock on the date of grant. Finally, in the last column, we report the aggregate SFAS 123(R) value of all SSAR/option awards made in 2006; in contrast to how we present amounts in the “2006 Summary Compensation Table,” where we report such figures here without apportioning such amount over the service or vesting period.

									All Other
									Stock Awards:
			Estimated Future Payouts						Number of
			Under Non-Equity Incentive Plan			Estimated Future Payouts			Securities	Exercise	Grant Date
			Awards(1)			Under Equity Incentive Plan Awards(2)			Underlying	Price	Fair Value
						Threshold	Target	Maximum	SSARs	of SSAR	of SSAR
		Grant	Threshold	Target	Maximum	(# of	(# of	(# of	Compensation	Awards	Awards
Name	Award Type	Date	($)	($)	($)	shares)	of shares)	shares)	(#)	($)	($/sh)

Andrew H. Beck	IC Plan	1/25/2006	128,091	312,417	406,142
	PSP Award	4/27/2006				11,109	33,325	66,650
	SSAR Award	4/27/2006							12,500	23.80	109,250
Gary L. Collar	IC Plan	1/25/2006	51,526	125,674	163,376
	PSP Award	4/27/2006				11,109	33,325	66,650
	SSAR Award	4/27/2006							12,500	23.80	109,250
Stephen D. Lupton	IC Plan	1/25/2006	72,707	177,333	230,533
	PSP Award	4/27/2006				9,041	27,125	54,250
	SSAR Award	4/27/2006							7,500	23.80	65,550
Hubertus M. Muehlhaeuser	IC Plan	1/25/2006	76,581	186,783	242,818
	PSP Award	4/27/2006				9,041	27,125	54,250
	SSAR Award	4/27/2006							7,500	23.80	65,550
Martin Richenhagen	IC Plan	1/25/2006	488,196	1,197,463	1,796,194
	PSP Award	4/27/2006				49,084	147,250	294,500
	SSAR Award	4/27/2006							50,000	23.80	437,000

(1)	Payments for these awards already have been determined and were paid on March 15, 2007 to the named executive officers. The amounts paid were included in the “Non-Equity Incentive Plan Compensation” column of the “2006 Summary Compensation Table.” The amounts included in the table above represent the potential payout levels related to corporate and personal objectives for fiscal year 2006 under the Company’s IC Plan.

(2)	The amounts shown represent the number of shares the executive would receive if the “Threshold,” “Target” and “Maximum” levels of performance were reached.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006

The following table provides information concerning unexercised stock options and SSARs, and stock that has not been earned or vested for each named executive officer outstanding as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.

For SSAR/option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested (or have not been earned) and the aggregate market value of shares of stock that have not vested (or have not been earned).

	Option Awards					Stock Awards
								Equity
								Incentive
								Plan
								Awards:
							Market	Number of
			Equity Incentive			Number	Value of	Unearned
			Plan Awards:			of Shares	Shares	Shares,
	Number of	Number of	Number			or Units	or Units	Units or
	Securities	Securities	of Securities			of Stock	of Stock	Other
	Underlying	Underlying	Underlying	SSAR/		that	That	Rights	Value
	Unexercised	Unexercised	Unexercised	Option	SSAR/	Have	Have	That	Realized
	SSAR/Options	SSARs/Options	Unearned	Exercise	Option	Not	Not	Have Not	on
	Exercisable(1)	Unexercisable(2)	SSARs/Options	Price	Expiration	Vested	Vested	Vested	Vesting(3)
Name	(#)	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Andrew H. Beck	4,670	—	—	31.25	5/28/2007			33,325	793,135
	25,000	—	—	22.31	6/24/2008
	10,000	—	—	11.00	7/21/2009
		12,500	—	23.80	4/27/2013
Gary L. Collar	—	12,500	—	23.80	4/27/2013			33,325	793,135
Stephen D. Lupton	—	7,500	—	23.80	4/27/2013			27,125	645,575
Hubertus M. Muehlhaeuser	—	7,500	—	23.80	4/27/2013			27,125	645,575
Martin Richenhagen	—	50,000	—	23.80	4/27/2013			147,250	3,504,550

(1)	These options were granted to Mr. Beck under the Company’s 2001 Stock Option Plan, which is more fully discussed in Note 10 of the Company’s Consolidated Financial Statements for the year ended December 31, 2006.

(2)	SSAR awards vest ratably, or 25% annually, over four years beginning from the date of grant, April 27, 2006.

(3)	Based on the price of the Company’s stock on the date of grant, April 27, 2006, which was $23.80 per share.

OPTION EXERCISES AND STOCK VESTED IN 2006

The following table provides information concerning exercises of stock options, SSARs and similar instruments, and vesting of stock awards including restricted stock and similar instruments, during the most recently completed fiscal year for each of the named executive officers. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock. During 2006, there were no SSARs that were exercised, as none were vested. During 2006, there were no stock awards that vested under the PSP, as none were earned. The options exercised by Mr. Collar during 2006 were granted under the Company’s 2001 Stock Option Plan, which is more fully discussed in Note 10 of the Company’s Consolidated Financial Statements for the year ended December 31, 2006.

SSAR/Option Awards
	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise (1)
Name	(#)	($)

Andrew H. Beck	—	—
Gary L. Collar	10,000	79,901
Stephen D. Lupton	—	—
Hubertus M. Muehlhaeuser	—	—
Martin Richenhagen	—	—

(1)	We computed the dollar amount realized upon exercise by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the options.

PENSION BENEFITS

The “2006 Pension Benefits Table” provides further details regarding the officers’ defined benefit retirement plan benefits. Because the pension amounts shown in the “2006 Summary Compensation Table” and the “2006 Pension Benefits Table” are projections of future retirement benefits, numerous assumptions must be applied. In general, the assumptions should be the same as those used to calculate the pension liabilities in accordance with SFAS No. 87, Employers’ Accounting for Pensions, on the measurement date, although the SEC specifies certain exceptions, as noted in the table below.

Former Supplemental Executive Retirement Plan

The SERP provided Company executives with retirement income for a period of up to ten years based on a percentage of their final base salary, reduced by the executive’s social security benefits and savings plan benefits attributable to employer-matching contributions. The key provisions of the SERP as of December 31, 2006 were as follows:

Monthly Benefit.  Participants who remained employed until their 65th birthday were eligible to receive the following retirement benefits each month for 10 years or until their death, whichever came first, when they retired: 3% of their final base salary multiplied by credited years of service with a maximum benefit of 60% of final base salary if 20 years of service had been earned (reduced proportionally if fewer years had been earned) reduced by each of (i) the participant’s U.S. Social Security Benefit or similar government retirement program to which the participant is eligible, (ii) the benefits payable from the AGCO Savings Plan (payable as a life annuity) attributable to the Company’s matching contributions and earnings thereon, and (iii) the benefits payable from any retirement plan sponsored by the Company in any foreign country attributable to the Company’s contributions. Benefits under the SERP vested at age 65 or, at the discretion of the Company’s Board of Directors, at age 62 reduced by a factor to recognize early commencement of the benefit payments.

Final Monthly Compensation.  The final average monthly base compensation for the last full calendar year prior to retirement.

Vesting.  Participants must have remained employed by the Company until age 65 to receive benefits under the plan. Alternatively, all participants would have become vested in the plan in the event of a change in control of the Company.

As noted above, the benefits payable from the SERP were offset by benefits payable to the executive from retirement plans sponsored by the Company outside the U.S. Mr. Lupton participates in the Massey Ferguson Works Pension Scheme for the Company’s U.K. subsidiary. The accrued benefits under this scheme offset benefits payable under the SERP and 2007 ENPP. Additionally, Mr. Lupton’s accrued benefit under the U.K. social security program has also been reflected in the amounts disclosed above. In addition to the plan provisions described above, Mr. Richenhagen’s employment agreement specifies that in the case of his involuntary termination without cause, his resignation for good reason or his termination as a result of the Company not renewing his agreement, then his termination benefit will be based on a minimum of five (5) years of credited service. In these circumstances, he will be vested, and his benefit will be payable as a lump sum. In all other termination scenarios, including retirement, Mr. Richenhagen’s benefit will be based on his actual credited service (2.75 years as of December 31, 2006). For purposes of these benefits, Mr. Richenhagen’s employment agreement defines “cause” as (i) his conviction of or his pleading guilty, no contest, or first offender probation (before judgment) to any felony; (ii) his acts of fraud, misappropriation or embezzlement; (iii) his willful failure or gross negligence in performing Company duties that continues for more than or is not cured within 30 days of notice; (iv) his failure to follow reasonable and lawful directives of the Company’s Board of Directors or his breach of fiduciary duty to the Company, which, in any case, is not cured within 30 days of notice; (v) his actions or omissions that have a material adverse impact on the Company’s business or reputation for honesty and fair dealing, except those taken in good faith and without belief that his actions or omissions would have such an effect; or (vi) his breach of any material term of the employment agreement that continues for more than or is not cured within 30 days of notice. Mr. Richenhagen’s employment agreement defines “good reason” as (i) a substantial reduction in his aggregate base salary and annual incentive compensation taken as a whole, except for reductions caused by his performance or the Company’s performance and (ii) the Company’s failure to pay his base salary and incentive compensation that is not cured within 30 days of notice.

New Executive Nonqualified Pension Plan — Effective January 1, 2007

The 2007 ENPP provides the Company’s executives with retirement income for a period of fifteen years based on a percentage of their final average compensation including base salary and annual incentive bonus, reduced by the executive’s social security benefits and savings plan benefits attributable to employer matching contributions.

The key provisions of the 2007 ENPP (effective January 1, 2007) are as follows:

Monthly Benefit.  Senior executives with a vested benefit will be eligible to receive the following retirement benefits each month for 15 years beginning on their normal retirement date (age 65): 3% of final average monthly compensation times years of service up to 20 years, reduced by each of (i) the senior executive’s U.S. social security benefit or similar government retirement program to which the senior executive is eligible, (ii) the benefits payable from the AGCO Savings Plan (payable as a life annuity) attributable to the Company’s matching contributions and earnings thereon, and (iii) the benefits payable from any retirement plan sponsored by the Company in any foreign country attributable to the Company’s contributions.

Final Average Monthly Compensation.  The final average monthly compensation is the average of the three years of base salary and annual incentive payments under the IC Plan paid to the executive during the three years prior to his termination or retirement.

Vesting.  Participants become vested after meeting all three of the following requirements: (i) turn age 50; (ii) completing ten years of service with the Company; and (iii) achieve five years of participation in the 2007 ENPP. Alternatively, all participants will become vested in the plan in the event of a change in control of the Company.

Early Retirement Benefits.  Participants may not receive retirement benefits prior to normal retirement age unless the participant dies or becomes disabled.

Massey Ferguson Works Pension Scheme

The Massey Ferguson Works Pension Scheme is a plan sponsored by the Company for employees in the United Kingdom. The plan provides employees with retirement income for the greater of their lifetime or five years based on a percentage of their final average salary. Mr. Lupton participates in this plan.

The key provisions of the plan are as follows:

Monthly Benefit.  Participants with a vested benefit will be eligible to receive the following retirement benefits each month for their lifetime (minimum of five years) beginning on their Normal Retirement Date (age 65): (i) 2.66% of three year average monthly compensation (subject to U.K. salary limits) as of 1996 multiplied by years of service as of December 31, 1996 plus (ii) 2.66% of final year monthly compensation (subject to U.K. salary limits) at termination multiplied by years of service after December 31, 1996. Total credited service will not exceed 25 years.

Vesting.  The scheme provides for immediate vesting.

Early Retirement Benefits.  Participants may elect to retire and commence benefits when they reach age 50. Benefits are reduced 3% per year that benefit commencement precedes age 65.

Swiss Life Collective “BVG” Foundation

The Swiss Life Collective “BVG” Foundation (“BVG”) operates a pension fund in Switzerland, for which Mr. Muehlhaeuser is a participant. The Foundation ensures the plan meets at least the mandated requirements for minimum pension benefits. This plan is a cash balance formula, with contributions made both by the Company and Mr. Muehlhaeuser. Mr. Muehlhaeuser’s total account balance represents contributions and interest made by the Company, as well as from his prior employers. The amounts shown in the tables throughout this proxy reflect the portion of account balance attributable to contributions made while employed by the Company.

The key provisions of the BVG plan are as follows:

Retirement benefit.  Upon retirement, participants will receive the value of their cash balance account. They may elect to receive their benefit as a lump sum or as an annuity. The cash balance account grows each year with pay credits (payable by the employee and the employer) and interest.

Pay credits.  Each year, a participant’s cash balance account is credited with the following percentage of pensionable pay (varies by age):

	Credit as a percentage of pay	Credit as a percentage of pay
Age	(paid by the Company)	(paid by employee)

25 — 34	4.0%	4.0%
35 — 44	5.5%	5.5%
45 — 54	8.0%	8.0%
55 — Normal Retirement Age	9.5%	9.5%

Pensionable pay.  Payable at the annual rate of base pay.

Normal Retirement Age.  Age 65 for males; age 64 for females (as in accordance with Swiss law).

Early Retirement Benefits.  Participants may elect to retire up to five years prior to Normal Retirement Age. Annuity benefits are converted using reduced actuarial equivalence conversion factors.

2006 PENSION BENEFITS TABLE

		Number of	Present	Payments
		Years of	value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit(1)	Year
Name	Plan Name	(#)	($)	($)

Andrew H. Beck	AGCO Executive Nonqualified Pension Plan	12.42	1,716	—
Gary L. Collar	AGCO Executive Nonqualified Pension Plan	4.67	1,288	—
Stephen D. Lupton	— AGCO Executive Nonqualified Pension Plan	12.50	288,646	—
	— Massey Ferguson Works Pension Scheme	16.83	1,523,809	—
Hubertus Muehlhaeuser	Swiss Life Collective ‘‘BVG” Foundation	1.33	54,281	—
Martin Richenhagen	AGCO Executive Nonqualified Pension Plan	2.75	181,546	—

(1)	Based on plan provisions in effect as of December 31, 2006. The executive officers participate in pension plans that will provide a monthly annuity benefit upon retirement. The values shown in this column are the estimated lump sum value today of the monthly benefits they will receive in the future (based on their current salary and service, as well as the assumptions described above). These values are not the monthly or annual benefits that they would receive. Had the new plan provisions for the 2007 ENPP been in effect as of December 31, 2006 the years of credited service and payments during the fiscal year would have been the same as those shown in the table. The present value of accumulated benefits for the 2007 ENPP would have been $308,645 for Mr. Beck, $36,673 for Mr. Collar, $797,227 for Mr. Lupton and $465,230 for Mr. Richenhagen.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Each named executive officer’s employment agreement with the Company includes provisions for post-employment compensation related to certain employment termination events. Pursuant to the 2006 Plan, all outstanding equity awards become fully vested and exercisable upon a change in control. The 2006 Plan does not provide for accelerated vesting of equity under other employment termination events. The tables below and their accompanying footnotes provide specific detail on the post-employment compensation each named executive officer is entitled to in the event of certain employment termination events.

Andrew H. Beck, Senior Vice President — Chief Financial Officer, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2006):

	Triggering Event(1)
							Involuntary
							Without
							Cause or
							Good
	Change in	Voluntary	Retirement	Death	Disability	Involuntary	Reason
	Control(2)	Termination(3)	Benefit(4)	Benefit(5)	Benefit(6)	with Cause(7)	Resignation(8)
Compensation Components	($)	($)	($)	($)	($)	($)	($)

Severance	634,912	—	—	79,364	—	—	634,912
Bonus	169,642	—	—	169,642	169,642	—	169,642
Intrinsic Value of Accelerated Equity	1,120,326	—	—	—	—	—	—
Benefits Continuation (Health, Life, etc.)	50,348	—	—	2,733	—	—	50,348
Retirement Benefit	1,154	—	—	—	—	—	—
Death Benefit	—	—	—	1,904,736	—	—	—
Disability Benefit	—	—	—	—	20,511	—	—
280G Tax Gross-Up(9)	—	—	—	—	—	—	—

Total Benefit to Employee	$1,976,382	$—	$—	$2,156,475	$190,153	$—	$854,902

(1)	All scenarios assume termination occurs on December 31, 2006 at a stock price of $30.94, the closing price of the Company’s stock as of December 29, 2006 (which was the last business day of the year).

(2)	Upon a change in control, Mr. Beck receives his base salary in effect at the time of termination for a two-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the two year severance period. All outstanding equity awards held by Mr. Beck at the time of a change in control become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the target level of compensation attainable pursuant to such an award, so that all compensation is immediately vested and payable. In the case of a change in control, the retirement benefits are payable as a lump sum six months after termination of employment. The difference between the “Retirement Benefit” value shown above ($1,154) and the value shown in the “2006 Pension Benefits Table” ($1,716) is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change in control are different from the assumptions used in the actuarial valuation (described in the table following the “2006 Pension Benefits Table”).

(3)	If Mr. Beck voluntarily resigns without good reason, he only receives his base salary through the date of termination.

(4)	Mr. Beck is not eligible for retirement benefits as of December 31, 2006.

(5)	Upon death, Mr. Beck’s estate is entitled to receive Mr. Beck’s base salary in effect at the time of death for a period of three months, as well as continuation of healthcare benefits for a period of three months. His estate is also entitled to all sums payable to Mr. Beck through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.

(6)	In the event of termination of employment due to disability, Mr. Beck receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability. The “Disability Benefit” amount represents the value of the insurance proceeds payable to the executive on a monthly basis upon disability.

(7)	If Mr. Beck’s employment is terminated with cause, he only receives his base salary through the date of termination.

(8)	If Mr. Beck’s employment is terminated without cause or if he voluntarily resigns with good reason, Mr. Beck receives his base salary in effect at the time of termination for a two year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the two year severance period.

(9)	The Company does not provide a “gross-up” payment to the executive in the event of a change in control.

Had the 2007 ENPP been in effect as of December 31, 2006, the “Retirement Benefit” resulting from a change in control would have been $205,541. All other retirement values would have remained unchanged. Mr. Beck’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-solicitation of Company personnel covenant. If Mr. Beck breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Beck.

Gary L. Collar, Senior Vice President and General Manager, EAME and EAPAC, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2006) under the following triggering events:

	Triggering Event(1)
							Involuntary
							Without
							Cause or
						Involuntary	Good
	Change in	Voluntary	Retirement	Death	Disability	with	Reason
	Control(2)	Termination(3)	Benefit(4)	Benefit(5)	Benefit(6)	Cause(7)	Resignation(8)
Compensation Components	($)	($)	($)	($)	($)	($)	($)

Severance	255,402	—	—	63,851	—	—	255,402
Bonus	104,963	—	—	104,963	104,963	—	104,963
Additional Termination Allowance(9)	21,284	—	—	21,284	21,284	—	21,284
Intrinsic Value of Accelerated Equity	1,120,326	—	—	—	—	—	—
Benefits Continuation (Health, Life, etc.)	27,679	—	—	2,733	—	—	27,679
Retirement Benefit	956	—	—	—	—	—	—
Death Benefit	—	—	—	1,532,412	—	—	—
Disability Benefit	—	—	—	—	21,095	—	—
280G Tax Gross-Up(10)	—	—	—	—	—	—	—

Total Benefit to Employee	$1,530,610	$—	$—	$1,725,243	$147,342	$—	$409,328

(1)	All scenarios assume termination occurs on December 31, 2006 at a stock price of $30.94, the closing price of the Company’s stock as of December 29, 2006 (which was the last business day of the year).

(2)	Upon a change in control, Mr. Collar receives his base salary in effect at the time of termination for a one year severance period. He is paid an initial lump sum amount six months after the effective date of termination equal to six months base salary, followed by regular monthly payments of base salary for the remaining severance period. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the one year severance period. All outstanding equity awards held by Mr. Collar at the time of a change in control become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the target level of compensation attainable pursuant to such an award, so that all compensation is immediately vested and payable. In the case of a change in control, the retirement benefits are payable as a lump sum six months after termination of employment. The difference between the “Retirement Benefit” value shown above ($956) and the value shown in the “2006 Pension Benefits Table” ($1,288) is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change in control are different from the assumptions used in the actuarial valuation (described in the table following the “2006 Pension Benefits Table”).

(3)	If Mr. Collar voluntarily resigns without good reason, he only receives his base salary through the date of termination.

(4)	Mr. Collar is not eligible for retirement benefits as of December 31, 2006.

(5)	Upon death, Mr. Collar’s estate is entitled to receive Mr. Collar’s base salary in effect at the time of death for a three month period, as well as continuation of healthcare benefits for a three month period. His estate is also entitled to all sums payable to Mr. Collar through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.

(6)	In the event of termination of employment due to disability, Mr. Collar receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability. The “Disability Benefit” amount represents the value of the insurance proceeds payable to the executive on a monthly basis upon disability.

(7)	If Mr. Collar’s employment is terminated with cause, he only receives his base salary through the date of termination.

(8)	Under these termination scenarios, Mr. Collar receives his base salary in effect at the time of termination for a one-year severance period. He is paid an initial lump sum amount six months after the effective date of termination equal to six months base salary, followed by regular monthly payments of base salary for the remaining severance period. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits during the one year severance period.

(9)	If Mr. Collar’s employment is terminated while he is on international assignment, other than with cause or by voluntary resignation to accept a position with another employer, the Company pays the cost associated with the return of Mr. Collar and his family to the United States, including the cost of personal transportation and shipment of household and personal goods. Additionally, the Company provides up to 30 days temporary living expenses. The additional termination allowance provided for Mr. Collar represents an estimated value of this benefit equal to one month’s base salary.

(10)	The Company does not provide a “gross-up” payment to the executive in the event of a change in control.

Had the 2007 ENPP been in effect as of December 31, 2006, the retirement amounts would have been $26,815. All other retirement values would have remained unchanged. Mr. Collar’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-solicitation of Company personnel covenant. If Mr. Collar breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Collar.

Stephen D. Lupton, Senior Vice President — Corporate Development and General Counsel, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2006) under the following triggering events:

	Triggering Event(1)
							Involuntary
							Without
							Cause
						Involuntary	or Good
	Change in	Voluntary	Retirement	Death	Disability	with	Reason
	Control(2)	Termination(3)	Benefit(4)	Benefit(5)	Benefit(6)	Cause(7)	Resignation(8)
Compensation Components	($)	($)	($)	($)	($)	($)	($)

Severance	714,000	—	—	89,250	—	—	714,000
Bonus	136,582	—	—	136,582	136,582	—	136,582
Additional Termination Allowance(9)	29,750	—	—	29,750	29,750	—	29,750
Intrinsic Value of Accelerated Equity	892,798	—	—	—	—	—	—
Benefits Continuation (Health, Life, etc.)	104,931	—	—	1,245	—	—	104,931
Retirement Benefit	340,540	N/A	80,632	50,732	87,643	80,632	80,632
Death Benefit	—	—	—	2,142,000	—	—	—
Disability Benefit	—	—	—	—	25,500	—	—
280G Tax Gross-Up(10)	—	—	—	—	—	—	—

Total Benefit to Employee	$2,218,601	$—	$80,632	$2,449,559	$279,475	$80,632	$1,065,895

(1)	All scenarios assume termination occurs on December 31, 2006 at a stock price of $30.94, the closing price of the Company’s stock as of December 29, 2006 (which was the last business day of the year).

(2)	Upon a change in control, Mr. Lupton receives his base salary in effect at the time of termination for a two-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. His life insurance and healthcare benefits continue for the two year severance period. Upon a change in control, all outstanding equity awards held by Mr. Lupton become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the target level of compensation attainable pursuant to such awards, so that all compensation is immediately vested and payable. In the case of a change in control, the retirement benefits are payable as a lump sum six months after termination of employment. Mr. Lupton would receive a lump sum from the SERP of $259,908 as well as an immediate annual annuity from the Massey Ferguson Works Pension Scheme of $80,632. The difference between the “Retirement Benefit” value of $259,908 related to the lump sum under the SERP and the value shown in the “2006 Pension Benefits Table” ($288,646) is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change in control are different from the assumptions used in the actuarial valuation (described in the table following the “2006 Pension Benefits Table”).

(3)	If Mr. Lupton voluntarily resigns without good reason, he only receives his base salary through the date of termination.

(4)	Assuming retirement occurs on December 31, 2006, Mr. Lupton is eligible for an annual annuity benefit from the Massey Ferguson Works Pension Scheme of $80,632.

(5)	Upon death, Mr. Lupton’s estate is entitled to receive Mr. Lupton’s base salary in effect at the time of death for a three-month period, as well as healthcare benefits for a three-month period. Additionally, his estate receives all sums payable to Mr. Lupton through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. His estate is also entitled to an annual annuity benefit from the Massey Ferguson Works Pension Scheme of $50,732. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.

(6)	In the event of termination of employment due to disability, Mr. Lupton receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability. He is also entitled to an annual annuity benefit beginning at age 65 of $87,643 from the Massey Ferguson Works Pension Scheme. The “Disability Benefit” amount represents the value of the insurance proceeds payable to the executive on a monthly basis upon disability.

(7)	If Mr. Lupton’s employment is terminated with cause, he receives his base salary through the date of termination and an annual annuity benefit of $80,632 from the Massey Ferguson Works Pension Scheme.

(8)	Under these termination scenarios, Mr. Lupton receives his base salary in effect at the time of termination for a two-year severance period, paid at the same intervals as if he had remained with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance and healthcare benefits for the two-year severance period. He is also entitled to an annual annuity benefit of $80,632 from the Massey Ferguson Works Pension Scheme.

(9)	Mr. Lupton is also entitled to an additional termination allowance, so long as he is not terminated with cause or does not voluntarily resign to accept a position with another employer. The Company pays the cost associated with the relocation of Mr. Lupton and his family to the U.K., including the cost of personal transportation and shipment of household and personal goods. Additionally, the Company provides up to 30 days temporary living expenses. The value of this benefit represents an estimated value equal to one month’s base salary.

(10)	The Company does not provide a “gross-up” payment to the executive in the event of a change in control.

Had the 2007 ENPP been in effect as of December 31, 2006, the lump sum “Retirement Benefit” in the event of a change in control would have been $699,963. Also, because he would have been fully vested based on the 2007 ENPP plan provisions, Mr. Lupton would have received an additional Retirement Benefit of $7,682 per month for fifteen years (commencing at age 65) from the 2007 ENPP under any of the other triggering events. Mr. Lupton’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-solicitation of Company personnel covenant. If Mr. Lupton breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Lupton.

Hubertus Muehlhaeuser, Senior Vice President — Strategy & Integration and Information Technology; General Manager Engines, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2006) under the following triggering events:

	Triggering Event(1)
							Involuntary
							Without
							Cause
							or Good
	Change in	Voluntary	Retirement	Death	Disability	Involuntary with	Reason
	Control(2)	Termination(3)	Benefit(4)	Benefit(5)	Benefit(6)	Cause(7)	Resignation(8)
Compensation Components	($)	($)	($)	($)	($)	($)	($)

Severance	383,900	—	—	95,975	—	—	383,900
Bonus	166,075	—	—	166,075	166,075	—	166,075
Intrinsic Value of Accelerated Equity	892,798	—	—	—	—	—	—
Benefits Continuation (Health, Life, etc.)	—	—	—	—	—	—	—
Retirement Benefit	54,561	54,561	—	1,420,615	230,340	54,561	54,561
Death Benefit	—	—	—	—	—	—	—
Disability Benefit	—	—	—	—	—	—	—
280G Tax Gross-Up(9)	—	—	—	—	—	—	—

Total Benefit to Employee	$1,497,334	$54,561	$—	$1,682,665	$396,415	$54,561	$604,536

(1)	All scenarios assume termination occurs on December 31, 2006 at a stock price of $30.94, the closing price of the Company’s stock as of December 29, 2006 (which was the last business day of the year).

(2)	Upon a change in control, Mr. Muehlhaeuser receives his base salary in effect at the time of termination for a one year severance period, paid at the same intervals as is if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. Upon a change in control, all outstanding equity awards held by Mr. Muehlhaeuser become non-cancelable, fully-vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the target level of compensation attainable pursuant to such an award, so that all compensation is immediately vested and payable. Mr. Muehlhaeuser also receives a lump sum amount from the BVG Plan equal to the current value of his account balance.

(3)	If Mr. Muehlhaeuser voluntarily resigns without good reason, he receives his base salary through the date of termination and a lump sum amount from the BVG Plan equal to the current value of his account balance.

(4)	Mr. Muehlhaeuser is not eligible for retirement benefits as of December 31, 2006.

(5)	Upon death, Mr. Muehlhaeuser’s estate is entitled to receive Mr. Muehlhaeuser’s base salary in effect at the time of death for a three month period. His estate is entitled to all sums payable to Mr. Muehlhaeuser through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. His spouse also receives a lump sum amount from the BVG Plan equal to six times his insured salary.

(6)	In the event of termination of employment due to disability, Mr. Muehlhaeuser receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability. He is also entitled to receive 60% of his salary (approximately $230,340) annually until he reaches retirement age. Once he reaches retirement age, he will receive the value in his cash balance account (accumulated with salary and interest credits).

(7)	If Mr. Muehlhaeuser’s employment is terminated with cause, he receives his base salary through the date of termination and a lump sum amount from the BVG Plan.

(8)	Under these termination scenarios, Mr. Muehlhaeuser receives his base salary in effect at the time of termination for a one-year severance period, paid at the same intervals as if he had remained employed with the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. Mr. Muehlhaeuser also receives a lump sum amount from the BVG Plan equal to the current value of his account balance.

(9)	The Company does not provide a “gross-up” payment to the executive in the event of a change in control.

The amounts shown above represent the approximate portion of Mr. Muehlhaeuser’s BVG benefit attributable to contributions made to the account as an AGCO employee. Mr. Muehlhaeuser’s account balance also includes contributions (with interest) made by his previous employers. Mr. Muehlhaeuser’s employment agreement provides certain restrictive covenants that continue for a one year period after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-recruitment of employees covenant. If Mr. Muehlhaeuser breaches his post-employment obligations under these covenants, the Company may terminate the severance period and discontinue any further payments or benefits to Mr. Muehlhaeuser.

Martin Richenhagen, Chairman, President and Chief Executive Officer, would have received the following payments if he had terminated on the last day of the prior fiscal year (December 31, 2006) under the following triggering events:

	Triggering Event(1)
							Involuntary
							Without
							Cause,
							Good
							Reason
							Resignation, or
							by Company’s
							Non-Renewal
						Involuntary	of Executive’s
	Change in	Voluntary	Retirement	Death	Disability	with	Employment
	Control(2)	Termination(3)	Benefit(4)	Benefit(5)	Benefit(6)	Cause(7)	Agreement(8)
Compensation Components	($)	($)	($)	($)	($)	($)	($)

Severance	2,000,000	—	—	250,000	—	—	2,000,000
Bonus	684,396	—	—	684,396	684,396	—	684,396
Intrinsic Value of Accelerated Equity	4,912,915	—	—	—	—	—	—
Benefits Continuation (Health, Life, etc.)	231,522	—	—	16,398	16,398	—	231,522
Retirement Benefit	142,913	—	—	—	—	—	259,842
Death Benefit	—	—	—	5,406,000	—	—	—
Disability Benefit	—	—	—	—	50,000	—	—
280G Tax Gross-Up(9)	—	—	—	—	—	—	—

Total Benefit to Employee	$7,971,746	$—	$—	$6,356,794	$750,794	$—	$3,175,760

(1)	All termination scenarios assume termination occurs on December 31, 2006 at a closing stock price of $30.94, the closing price of the Company’s stock as of December 29, 2006 (which was the last business day of the year).

(2)	Upon a change in control, Mr. Richenhagen receives his base salary for a two-year severance period, which is paid at the same intervals as if he had remained employed by the Company. He also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance benefits during the two year severance period, and the Company pays 18 months of COBRA premiums to continue his group health coverage. Upon a change in control, all outstanding equity awards held by Mr. Richenhagen become non-cancelable, fully vested and exercisable, and all performance goals associated with any awards are deemed satisfied with respect to the target level of compensation attainable pursuant to such an award, so that all compensation is immediately vested and payable. In the event of a change in control, the retirement benefits are payable as a lump sum six months after termination of employment. The difference between the “Retirement Benefit” value shown above ($142,913) from the SERP and the value shown in the “2006 Pension Benefits Table” ($181,546) is due to the fact that the interest and mortality assumptions prescribed by the plan in the event of a change in control are different from the assumptions used in the actuarial valuation (described in the table following the “2006 Pension Benefits Table”).

(3)	If Mr. Richenhagen voluntarily resigns without good reason, he only receives his base salary through the date of termination.

(4)	Mr. Richenhagen is not eligible for retirement benefits as of December 31, 2006.

(5)	In the event of Mr. Richenhagen’s death, his estate receives Mr. Richenhagen’s base salary in effect at the time of death for a period of three months. The estate is also entitled to all sums payable to Mr. Richenhagen through the end of the month in which death occurs, including the pro-rata portion of his bonus earned at this time. The

Company pays 18 months of COBRA premiums to continue group health coverage. The “Death Benefit” amount represents the value of the insurance proceeds payable upon death.

(6)	In the event of termination of employment due to disability, Mr. Richenhagen receives all sums otherwise payable to him by the Company through the date of disability, including the pro-rata portion of his bonus earned upon disability. The Company pays 18 months of COBRA premiums to continue group health coverage. The “Disability Benefit” amount represents the value of the insurance proceeds payable to the executive on a monthly basis upon disability.

(7)	If Mr. Richenhagen’s employment is terminated with cause, he only receives his base salary through the date of termination.

(8)	Under these termination scenarios, Mr. Richenhagen receives his base salary for a two-year severance period, which is paid at the same intervals as if he had remained employed by the Company. Mr. Richenhagen also receives a pro-rata portion of his bonus earned for the year of termination, which is payable at the time incentive compensation is generally payable by the Company. He continues to receive life insurance benefits during the two year severance period, and the Company pays 18 months of COBRA premiums to continue his group health coverage. In the case of involuntary termination without cause or good reason resignation, the retirement benefits are payable as a lump sum six months after termination of employment. The difference between the retirement benefits value shown above ($259,842) from the SERP and the value shown in the change in control column ($142,913) is due to the fact that the Mr. Richenhagen has a special provision relating to his 2007 ENPP benefit, in which 5 years of credited service are guaranteed if Mr. Richenhagen’s employment is terminated by the Company without cause or by Mr. Richenhagen for good reason, even if the executive’s actual employment is less than 5 years.

(9)	The Company does not provide a “gross-up” payment to the executive in the event of a change in control.

Had the 2007 ENPP been in effect as of December 31, 2006, the retirement benefit payable as a result of a change in control would have been $359,536, and the retirement benefit payable as a result of involuntary termination without cause or good reason resignation would have been $653,701. All other retirement values would have remained unchanged. Mr. Richenhagen’s employment agreement provides certain restrictive covenants that continue for a period of two years after termination of employment, including a non-competition covenant, a non-solicitation of customers covenant and a non-recruitment of employees covenant. If Mr. Richenhagen breaches his post-employment obligations under these covenants, The Company may terminate the severance period and discontinue any further payments or benefits to Mr. Richenhagen.

THE FOLLOWING REPORTS OF THE AUDIT COMMITTEE AND THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE IN ANY PREVIOUS OR FUTURE DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY EXPRESSLY INCORPORATES SAID REPORTS BY REFERENCE IN ANY SUCH DOCUMENT.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

The foregoing report is submitted by the Compensation Committee of the Company’s Board of Directors.

Gerald L. Shaheen, Chairman
W. Wayne Booker
Herman Cain
David E. Momot

AUDIT COMMITTEE REPORT

To the Board of Directors:

The Audit Committee consists of the following members of the Board of Directors: P. George Benson, W. Wayne Booker (Chairman), Francisco R. Gros, Curtis E. Moll, David E. Momot and Hendrikus Visser. Each of the members is “independent” as defined by the NYSE and SEC.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with the laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and an audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board of Directors. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.

We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2006 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG LLP’s audit of the Company’s internal control over financial reporting as of December 31, 2006.

We have discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and adopted by the Public Company Accounting Oversight Board (United States).

We have received and reviewed the written disclosures and the letter from KPMG LLP required by NYSE listing standards and Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, issued by the Independence Standards Board and have discussed with the independent registered public accounting firm the auditors’ independence.

We also have considered whether the provision of services provided by KPMG LLP, not related to the audit of the consolidated financial statements and internal control over financial reporting referred to above and to the reviews of the interim consolidated financial statements included in the Company’s Forms 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006, is compatible with maintaining KPMG LLP’s independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Audit Fees

The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements for 2006 and 2005, the audit of the Company’s internal control over financial reporting for 2006 and 2005, subsidiary statutory audits and the reviews of the financial statements included in the Company’s SEC filings on Form 10-K, Form 10-Q, Form S-3 and Form 8-K and work related to acquisitions during such fiscal years, including expenses, were approximately $5,442,000 and $5,427,000, respectively.

Audit-Related Fees

The aggregate fees billed by KPMG LLP for professional services rendered for fiscal years 2006 and 2005 for audit related fees of the Company’s employee benefit plans were approximately $29,000 and $78,000, respectively.

Tax Fees

The aggregate fees billed by KPMG LLP for fiscal year 2006 for professional services rendered for tax services primarily related to customs service work and auditor-required attestations of certain tax credit claims for the Company’s international operations was approximately $125,000. The aggregate fees billed by KPMG LLP for fiscal year 2005 for professional services rendered for tax services primarily related to customs service work and transfer pricing assistance for the Company’s international operations was approximately $30,000.

Financial and Operational Information Systems Design and Implementation Fees

KPMG LLP did not provide any information technology services related to financial and operational information systems design and implementation to the Company or its subsidiaries for fiscal years 2006 or 2005.

All Other Fees of KPMG LLP

There were no fees billed by KPMG LLP for professional services rendered other than audit-related and tax fees during 2006 or 2005. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of KPMG LLP. A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.

All of KPMG’s fees for services, whether for audit or non-audit services, are pre-approved by the Chairman of the Audit Committee or the Audit Committee. All services performed by KPMG LLP for 2006 were approved by the Chairman of the Audit Committee or the Audit Committee. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2007. KPMG LLP has served as the Company’s independent registered public accounting firm since 2002.

The foregoing report has been furnished by the Audit Committee of the Company’s Board of Directors.

W. Wayne Booker, Chairman
P. George Benson
Francisco R. Gros
Curtis E. Moll
David E. Momot
Hendrikus Visser

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

At March 16, 2007, the Company had loans to Robert Ratliff, who served as Chairman of the Board of Directors until his retirement in August 2006, in the amount of $4.0 million bearing interest at 5.46% related to an executive life insurance program. The loan proceeds were used to purchase life insurance policies owned by Mr. Ratliff. The Company maintains a collateral assignment in the policies. In lieu of making the interest payments under the notes, the loan interest is reported as compensation. In addition, the Company has agreed to reimburse Mr. Ratliff for his annual tax liability associated with this additional compensation.

In addition, Mr. Ratliff’s step-son-in-law, Randall G. Hoffman, is the Company’s Senior Vice President — Global Sales and Marketing. Mr. Hoffman’s combined annual salary, bonus and other compensation during 2006 was $380,883. Mr. Ratliff also has a son-in-law who works for the Company, with combined annual salary, bonus and other compensation of $258,737 during 2006.

During 2006 and 2005, the Company had net sales of $190.9 million and $153.8 million, respectively, to BayWa Corporation in the ordinary course of business. Mr. Deml, a director of the Company, is President and Chief Executive Officer of BayWa Corporation.

During 2006 and 2005, the Company made license fee payments and purchased raw materials, including engines, totaling approximately $211.3 million and $184.5 million, respectively, from Caterpillar Inc. in the ordinary course of business. Mr. Shaheen, a director of the Company, is one of the Group Presidents of Caterpillar Inc.

The Company has a written related party transaction policy pursuant to which a majority of the independent directors of an appropriate committee must approve transactions that exceed $120,000 in amount with directors, executive officers, significant stockholders and certain other persons.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of the Company’s Common Stock and other equity securities. Such persons are required by the SEC to furnish the Company with copies of all Section 16(a) forms that are filed.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to its directors, executive officers and greater-than-ten-percent beneficial owners were properly filed, except as noted below.

Frank C. Lukacs and Dexter E. Schaible, who was an executive officer of the Company until his resignation in November 2006, each had one late report for a single Section 16(a) reporting transaction.

ANNUAL REPORT TO STOCKHOLDERS

The Company’s Summary Annual Report to Stockholders and Annual Report on Form 10-K for the 2006 fiscal year, including financial statements and schedule thereto but excluding other exhibits, is being furnished with this proxy statement to stockholders of record as of March 16, 2007.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge a copy of its Annual Report filed on Form 10-K for the 2006 fiscal year, including the financial statements and schedule thereto, on the written request of the beneficial owner of any shares of its Common Stock on March 16, 2007. The written request should be directed to: Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

A representative of KPMG LLP, the Company’s independent registered public accounting firm for 2006, is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions from stockholders. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for 2007.

STOCKHOLDERS’ PROPOSALS

Any stockholder of the Company who wishes to present a proposal at the 2008 Annual Meeting of stockholders of the Company, and who wishes to have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary, no later than November 30, 2007; however, if next year’s Annual Meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 2007 Annual Meeting, any stockholder who wishes to have a proposal included in the Company’s proxy statement for that meeting must deliver a copy of the proposal to the Company at a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company’s proxy statement any stockholder’s proposal which does not comply with the rules of the Commission for inclusion therein.

Any stockholder of the Company who wishes to present a proposal at the 2008 Annual Meeting of stockholders of the Company, but not have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary no later than February 26, 2008 and otherwise in accordance with the advance notice provisions of the Company’s By-Laws or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting. The advance notice provisions of the Company’s By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must have given the Company notice of such proposal in written form meeting the requirements of the Company’s By-Laws no later than sixty days and no earlier than ninety days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders.

AGCO CORPORATION
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
For Annual Meeting of Stockholders, April 26, 2007
     The undersigned hereby appoints Andrew H. Beck, Stephen D. Lupton, Martin Richenhagen, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Common Stock of AGCO Corporation held of record by the undersigned on March 16, 2007 at the Annual Meeting of Stockholders of AGCO Corporation to be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, at 9:00 a.m., local time, on Thursday, April 26, 2007, and any adjournments thereof.

Dated:	, 2007

Signature

Signature, if held jointly

NOTE: Please sign above exactly as name appears on Stock Certificate. If stock is held in the name of two or more persons, all must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

AGCO CORPORATION	PROXY
This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees and “FOR” the ratification of the Company’s independent registered public accounting firm.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES IN PROPOSAL NUMBER 1 AND “FOR” THE RATIFICATION OF KMPG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007 IN PROPOSAL NUMBER 2.
1.	ELECTION OF DIRECTORS

Nominees: (1) W. Wayne Booker (2) Francisco R. Gros (3) Gerald B. Johanneson (4) Curtis E. Moll

☐	FOR all nominees listed above (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed above
INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee’s name on the space provided below.

2.	APPROVAL OF RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.

☐ FOR approval of ratification	☐ AGAINST approval of ratification	☐ ABSTAIN
3.	In their discretion, the proxies are authorized to vote as described in the proxy statement and upon such other business as may properly come before the meeting.